EXECUTION COPY

CREDIT AGREEMENT

Dated as of August 24, 2004

by and among

CRT PROPERTIES, INC., and
CRTP OP LP

as Borrower

THE FINANCIAL INSTITUTIONS PARTY HERETO
AND THEIR ASSIGNEES UNDER SECTION 13.5.,

as Lenders

each of

COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES,

PNC BANK, NATIONAL ASSOCIATION,

and

UNION BANK OF CALIFORNIA N.A.,

as Documentation Agent

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger
and
as Administrative Agent

Section 13.13. Counterparts	109
Section 13.14. Obligations with Respect to Loan Parties	109
Section 13.15. Independence of Covenants	109
Section 13.16. Limitation of Liability	109
Section 13.17. Entire Agreement	109
Section 13.18. Construction	110
Section 13.19. Patriot Act Notification	110

SCHEDULE 1.1.	List of Loan Parties
SCHEDULE 4.1.	Initial Collateral Properties
SCHEDULE 7.1.(b)	Ownership Structure
SCHEDULE 7.1.(f)	Properties
SCHEDULE 7.1.(g)	Indebtedness; Total Liabilities; Liens
SCHEDULE 7.1.(h)	Material Contracts
SCHEDULE 7.1.(i)	Litigation
SCHEDULE 7.1.(r)	Affiliate Transactions

EXHIBIT A	Form of Assignment and Assumption Agreement
EXHIBIT B	Form of Borrowing Base Certificate
EXHIBIT C	Form of Environmental Indemnity Agreement
EXHIBIT D	Form of Guaranty
EXHIBIT E	Form of Notice of Borrowing
EXHIBIT F	Form of Notice of Continuation/Conversion
EXHIBIT G	[Reserved]
EXHIBIT H	Form of Notice of Swingline Borrowing
EXHIBIT I	Form of Property Management Contract Assignment
EXHIBIT J	Form of Revolving Note
EXHIBIT K	Form of Swingline Note
EXHIBIT L	Form of Opinion of Counsel
EXHIBIT M	Form of Compliance Certificate

          THIS CREDIT AGREEMENT dated as of August 24, 2004 by and among CRT PROPERTIES, INC., (formerly known as “Koger Equity, Inc.”) a corporation formed under the laws of the State of Florida (“CRT”), CRTP OP LP, a limited partnership formed under the laws of the state of Delaware (the “Operating Partnership”, and, together with CRT, each a “Borrower” and collectively the “Borrower”), each of the financial institutions initially a signatory hereto together with their assignees under Section 13.5. (the “Lenders”), each of COMMERZBANK AG NEW YORK AND GRAND CAYMAN BRANCHES, PNC BANK, NATIONAL ASSOCIATION and UNION BANK OF CALIFORNIA N.A., as Documentation Agent (each a “Documentation Agent”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”) as the Sole Lead Arranger (the “Sole Lead Arranger”) and as contractual representative of the Lenders to the extent and in the manner provided in Article XII. (in such capacity, the “Agent”).

          WHEREAS, the Agent and the Lenders desire to make available to the Borrower a $165,000,000 revolving credit facility, which will include a $20,000,000 swingline subfacility and a $25,000,000 letter of credit subfacility, on the terms and conditions contained herein.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. Definitions.

          In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

          “Accession Agreement” means an Accession Agreement substantially in the form of Annex I to the Guaranty.

          “Accommodation Guarantor” means any Person Guaranteeing any of the Obligations as contemplated by Section 8.13.(c) and which is not otherwise required to be a Guarantor under subsection (a) of such Section.

          “ACP J/V” means an entity which owns a certain parcel of land of approximately 2.46 acres located at the southwestern corner of the intersection of West Peachtree Street and 14th Street in Atlanta, Georgia.

          “ACP J/V Transaction” means a transaction entered into by the Borrower and a Person unaffiliated with the Borrower pursuant to which the Borrower will transfer approximately 21% of the outstanding Equity Interest in the ACP SPE to such unaffiliated Person and such unaffiliated Person will transfer approximately 79% of the outstanding Equity Interest in the ACP J/V to the Borrower.

          “ACP SPE” means Koger ACP, LLC, a Delaware limited liability company, a special purpose entity which owns the real property known as Atlantic Center Plaza in Atlanta, Georgia.

          “Additional Costs” has the meaning given that term in Section 5.1.

          “Adjusted EBITDA” means, for a given period, (a) EBITDA for such period, minus (b) the Reserve for Replacements for such period.

          “Adjusted Net Operating Income” means, for any Property and for a given period, (a) the Net Operating Income of such Property for such period minus (b) the Reserve for Replacements for such Property for such period minus (c) the amount, if any, by which (i) an imputed management fee in an amount equal to 4% of the gross revenues for such Property for such period exceeds (ii) the actual property management fee paid during such period with respect to such Property, all as determined in accordance with GAAP.

          “Affiliate” means any Person (other than the Agent or any Lender): (a) directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding five percent (5.0%) or more of any Equity Interest in the Borrower; or (c) five percent (5.0%) or more of whose voting stock or other Equity Interest is directly or indirectly owned or held by the Borrower. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

          “Agent” means Wells Fargo Bank, National Association or any successor Agent appointed pursuant to Section 12.10.

          “Agreement Date” means the date as of which this Agreement is dated.

          “Applicable Law” means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

          “Applicable Margin” means the percentage rate set forth below corresponding to the ratio of Total Liabilities to Gross Asset Value as determined in accordance with Section 10.1.(a) in effect at such time:

Level	Ratio of Total Liabilities to Gross Asset Value	Applicable Margin for LIBOR Loans	Applicable Margin for Base Rate Loans
1	Less than 0.35 to 1.00	.90%	0%
2	Greater than or equal to 0.35 to 1.00 but less than 0.45 to 1.00	1.00%	0%
3	Greater than or equal to 0.45 to 1.00 but less than 0.55 to 1.00	1.10%	0%
4	Greater than or equal to 0.55 to 1.00 but less than 0.60 to 1.00	1.30%	0%
5	Greater than or equal to 0.60 to 1.00	1.50%	0%

The Applicable Margin for LIBOR Loans and for Base Rate Loans for each Level shall be increased by 0.20% during any quarter following a quarter in which the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeded 65% of aggregate Borrowing Base Values of the Collateral Properties. The Applicable Margin for Revolving Loans shall be determined by the Agent from time to time, based on the ratio of Total Liabilities to Gross Asset Value as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 9.3. Any such adjustment to such Applicable Margin shall be effective as of the first day of the calendar month immediately following the month during which the Borrower delivers to the Agent the applicable Compliance Certificate pursuant to Section 9.3. If the Borrower fails to deliver a Compliance Certificate pursuant to Section 9.3., the Applicable Margin shall equal the percentages corresponding to Level 5 until the date of the delivery of the required Compliance Certificate. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Applicable Margin is determined as set forth above, the Applicable Margin shall equal the percentage corresponding to Level 2. Thereafter, the Applicable Margin shall be adjusted from time to time as set forth in this definition.

          “Appraisal” means, with respect to any Property, an M.A.I. appraisal commissioned by and addressed to the Agent (acceptable to the Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Agent, having at least the minimum qualifications required under Applicable Law governing the Agent and the Lenders, including without limitation, FIRREA, and determining the “as is” market value of such Property as between a willing buyer and a willing seller. An Appraisal shall disregard any value associated with any unimproved land located within the applicable Property.

          “Appraised Value” means, with respect to any Property, the “as is” market value of such Property as reflected in the most recent Appraisal of such Property as the same may have been reasonably adjusted by the Agent based upon its internal review of such Appraisal which is based on criteria and factors then generally used and considered by the Agent in determining the value of similar real estate Properties, which review shall be conducted prior to acceptance of such Appraisal by the Agent and in any event within 10 Business Days after receipt by the Agent of such Appraisal (after which 10 Business Day period the Appraisal will be deemed approved by the Agent unless Agent has advised Borrower otherwise).

          “Assignee” has the meaning given that term in Section 13.5.(c).

          “Assignment and Assumption” means an Assignment and Assumption Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

          “Assignment of Leases and Rents” means an Assignment of Leases and Rents executed by any Loan Party in favor of the Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Agent.

          “Base Rate” means the greater of (a) the rate of interest per annum publicly announced from time to time by the Lender then acting as Agent at its principal office as its “prime rate” (which rate of interest may not be the lowest rate charged by the Lender then acting as Agent or any of the other Lenders on similar loans) and (b) the Federal Funds Rate plus one-half of one percent (0.5%). Each change in the Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

          “Base Rate Loan” means a Revolving Loan bearing interest at a rate based on the Base Rate.

          “Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          “Borrower” has the meaning set forth in the introductory paragraph hereof and shall include each Borrower’s respective successors and permitted assigns.

          “Borrowing Base” means an amount equal to 70% of the sum of the Borrowing Base Values of the Collateral Properties as determined and adjusted from time to time in accordance with Section 4.3. If the amount of the Borrowing Base otherwise attributable to Non-Stabilized Properties would exceed 50% of the Borrowing Base, then such excess shall be excluded when determining the Borrowing Base.

          “Borrowing Base Adjusted NOI” means, for any period, the Adjusted Net Operating Income for all Collateral Properties during such period.

          “Borrowing Base Certificate” means a report in substantially the form of Exhibit B, certified by the principal financial officer of the Borrower, setting forth the calculations required to establish the Borrowing Base Value for each Collateral Property and the Borrowing Base for all Collateral Properties as of a specified date, all in form and detail reasonably satisfactory to the Agent.

          “Borrowing Base Value” means, for a Collateral Property (a) that is a Stabilized Property, an amount equal to the lesser of (i) the Appraised Value of such Property and (ii) (A) the Adjusted Net Operating Income of such Eligible Property for the two fiscal quarters most recently ended multiplied by (B) two and divided by (C) the applicable Capitalization Rate and (b) that is a Non-Stabilized Property, an amount equal to the Appraised Value of such Property. Notwithstanding clause (a) above, the value of any Stabilized Property acquired during the two fiscal quarters most recently ended from any date of determination of the Borrowing Base Value of such Property shall be the lesser of (i) the Appraised Value of such Property and (ii) the purchase price paid by the Borrower or any Subsidiary for any such Property. The Borrowing Base Value of a Collateral Property shall equal $0 if (x) at any time such Property shall cease to be an Eligible Property or (y) the Agent shall cease to hold a valid and perfected first priority Lien in such Property.

          “Business Day” means (a) any day other than a Saturday, Sunday or other day on which banks in San Francisco, California are authorized or required to close and (b) with reference to a

LIBOR Loan, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

          “Capitalization Rate” means (a) 8.5% for Class A Stabilized Properties and (b) 9.5% with respect to all other Properties.

          “Capitalized Lease Obligation” means obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP. The amount of a Capitalized Lease Obligation is the capitalized amount of such obligation determined in accordance with GAAP.

          “Class A Stabilized Property” means any Stabilized Property designated as such by the Borrower which designation has been approved by the Requisite Lenders. As of the Agreement Date the Class A Stabilized Properties shall include any Property designated as such on Schedule 7.1.(f).

          “Collateral” means any real or personal property directly or indirectly securing any of the Obligations or any other obligation of a Person under or in respect of any Loan Document to which it is a party, and includes, without limitation, all “Mortgaged Property” under and as defined in any Security Deed, all “Assigned Contracts” as defined in any Property Management Contract Assignment, all “Leases” and “Rents” as defined in any Assignment of Leases and Rents and all other property subject to a Lien created by a Security Document relating to a Collateral Property.

          “Collateral Property” means an Eligible Property which the Agent and the Lenders have agreed to include in calculations of the Borrowing Base pursuant to Section 4.1. and with respect to which all of the conditions contained in Section 6.3. have been satisfied.

          “Commitment” means, as to each Lender, such Lender’s obligation to make Revolving Loans pursuant to Section 2.1., to participate in Letters of Credit pursuant to Section 2.2.(i), and to participate in Swingline Loans pursuant to Section 2.3.(e), in an amount up to, but not exceeding the amount set forth for such Lender on its signature page hereto as such Lender’s “Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.12. or otherwise reduced or increased pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 13.5.

          “Compliance Certificate” has the meaning given that term in Section 9.3.

          “Continue”, “Continuation” and “Continued” each refers to the continuation of a LIBOR Loan from one Interest Period to another Interest Period pursuant to Section 2.9.

          “Convert”, “Conversion” and “Converted” each refers to the conversion of a Revolving Loan of one Type into a Revolving Loan of another Type pursuant to Section 2.10.

          “Credit Event” means any of the following: (a) the making (or deemed making) of any Loan, (b) the Conversion of Revolving Loan, (c) the Continuation of a LIBOR Loan and (d) the issuance of a Letter of Credit.

          “CRT” has the meaning set forth in the introductory paragraph hereof and shall include CRT’s successors and permitted assigns.

          “Default” means any of the events specified in Section 11.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

          “Defaulting Lender” has the meaning given that term in Section 3.10.

          “Derivatives Contract” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

          “Derivatives Termination Value” means, in respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Derivatives Contracts, (a) for any date on or after the date such Derivatives Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Derivatives Contracts (which may include the Agent or any Lender).

          “Development Property” means a Property currently under development that has not achieved an Occupancy Rate of 75% or more or, subject to the last sentence of this definition, on which the improvements (other than tenant improvements on unoccupied space) related to the development have not been completed. The term “Development Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by the Borrower, any Subsidiary or any Unconsolidated Affiliate upon completion of construction pursuant to a contract in which the seller of such real property is required to develop or renovate prior to, and as a condition precedent to, such acquisition. A Development Property on which all improvements (other than tenant improvements on unoccupied space) related to the development of such Property have been completed for at least 12 months shall cease to constitute a Development Property notwithstanding the fact that such Property has not achieved an Occupancy Rate of at least 75%.

          “Dollars” or “$” means the lawful currency of the United States of America.

          “EBITDA” means, including for any period and without duplication, net earnings (loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (including equity in net earnings or net loss of Unconsolidated Affiliates) excluding the following amounts (but only to the extent included in determining net earnings (loss) for such period): (a) depreciation and amortization expense and other non-cash charges for such period; (b) Interest Expense for such period; (c) income tax expense in respect of such period; (d) extraordinary and nonrecurring gains and losses for such period. For purposes of this definition, net earnings (loss) shall be determined before minority interests and distributions to holders of Preferred Stock.

          “Effective Date” means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 6.1. shall have been fulfilled or waived in accordance with the provisions of Section 13.6.

          “Eligible Assignee” means any Person that is: (a) an existing Lender; (b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $5,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organisation for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity’s (or in the case of a bank which is a subsidiary, such bank’s parent’s) senior unsecured long term indebtedness must be rated BBB or higher by Standard & Poor’s Rating Services, Baa2 or higher by Moody’s Investors Service, Inc. or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.

          “Eligible Property” means a Property which satisfies all of the following requirements as confirmed by the Agent: (a) such Property is owned in fee simple by the Borrower or a Wholly Owned Subsidiary; (b) such Property is developed for use as office space; (c) such Property is located in a State of the United States of America or in the District of Columbia; (d) regardless of whether such Property is owned by the Borrower or a Subsidiary, the Borrower has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Property as security for Indebtedness of the Borrower or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Property; (e) neither such Property, nor if such Property is owned by a Subsidiary, any of the Borrower's direct or indirect ownership interest in such Subsidiary is subject to (i) any Lien other than Permitted Liens or (ii) any Negative Pledge; (f) such Property is not a Development Property or a Major Redevelopment Property; and (g) to the Borrower’s

knowledge, such Property is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters individually or collectively which are not material to the profitable operation of such Property.

          “Environmental Indemnity Agreement” means an Environmental Indemnity Agreement executed by any Loan Party in favor of the Agent and the Lenders and substantially in the form of Exhibit C.

          “Environmental Laws” means any Applicable Law relating to environmental protection or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials including, without limitation, the following: Clean Air Act, 42 U.S.C. § 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; National Environmental Policy Act, 42 U.S.C. § 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

          “Equity Interest” means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person whether or not certificated, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

          “Equity Issuance” means any issuance or sale by a Person of any Equity Interest in such Person.

          “ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

          “ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

          “Event of Default” means any of the events specified in Section 11.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

          “Excluded Subsidiary” means any Subsidiary (a) holding title to assets which are or are to become collateral for any secured Indebtedness of such Subsidiary and (b) which is prohibited from Guarantying the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing such secured Indebtedness or (ii) a provision of such Subsidiary’s organizational documents which provision was included in such Subsidiary’s organizational documents as a condition to the extension of such secured Indebtedness.

          “Existing Credit Agreement” means that certain Revolving Credit Loan Agreement dated as of December 28, 2001 by and among the Borrower, the lenders party thereto, and Fleet National Bank, as Administrative Agent.

          “Facility Interest Expense” means that portion of Interest Expense attributable to the Obligations.

          “Fair Market Value” means, with respect to any asset, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Except as otherwise provided herein, Fair Market Value shall be determined by the Board of Directors of the Borrower (or an authorized committee thereof) acting in good faith conclusively evidenced by a board resolution thereof delivered to the Agent or, with respect to any asset valued at no more than $1,000,000, such determination may be made by the principal financial officer of the Borrower evidenced by an officer’s certificate delivered to the Agent.

          “Federal Funds Rate” means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

          “Fees” means the fees and commissions provided for or referred to in Section 3.6. and any other fees payable by the Borrower hereunder or under any other Loan Document.

          “FIRREA” means the Financial Institution Recovery, Reform and Enforcement Act of 1989, as amended.

          “Fixed Charges” means, for any period, the sum of (a) Interest Expense for such period, (b) all regularly scheduled principal payments made with respect to Indebtedness of the Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, and (c) all Preferred Dividends paid by the Borrower or any Subsidiary during such period (other than any paid to the Borrower or any Subsidiary). The Borrower’s Ownership Share of the Fixed Charges of Unconsolidated Affiliates (other than intercompany amounts) of the Borrower shall be included in determinations of Fixed Charges.

          “Funds From Operations” means, with respect to a Person and for a given period, net income (computed in accordance with GAAP) excluding gains (or losses) from debt restructuring and sales of property, plus real estate depreciation and amortization (other than amortization of deferred financing costs), and after adjustments for Unconsolidated Affiliates. Adjustments for Unconsolidated Affiliates will be calculated to reflect Funds From Operations on the same basis.

          “GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          “Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

          “Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

          “Gross Asset Value” means, at a given time, the sum of the following (without duplication): (a) the Operating Property Value at such time, plus (b) all cash and cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) of the Borrower and its Subsidiaries at such time, plus (c) the current book value of all real property of the Borrower and its Subsidiaries upon which construction is then in progress and all land held for development, plus (d) the Borrower’s respective Ownership Shares of the current book values of all real property of each Unconsolidated Affiliate upon which construction is in progress and all lands held for development, plus (e) the book value of promissory notes owned solely by the Borrower or any of its Subsidiaries, which promissory notes are (i) secured by a Lien on either real property or all of the Equity Interests of a single purpose entity which owns real estate and (ii) not in default, plus (f) the contractual purchase price of Properties of the Borrower and its Subsidiaries subject to purchase obligations, repurchase obligations, forward commitments and unfunded obligations to the extent such obligations and commitments are included in determinations of Total Liabilities. If the amount of Gross Asset Value otherwise attributable to assets of the type described in the preceding clause (e) would exceed 10% of the Gross Asset Value, then such excess shall be excluded when determining the Gross Asset Value.

          “Guarantor” means any Person that is party to the Guaranty as a “Guarantor” and shall in any event include each Wholly Owned Subsidiary of the Borrower required to become a Guarantor under Section 8.13. The term “Guarantor” shall not include any Accommodation Guarantor.

          “Guaranty”, “Guaranteed” or to “Guarantee” as applied to any obligation means and includes: (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation whether by: (i) the purchase of securities or obligations, (ii) the purchase, sale or lease (as lessee or lessor) of property or the purchase or sale of services primarily for the purpose of enabling the obligor with respect to such obligation to make any payment or performance (or payment of damages in the event of nonperformance) of or on account of any part or all of such obligation, or to assure the owner of such obligation against loss, (iii) the supplying of funds to or in any other manner investing in the obligor with respect to such obligation, (iv) repayment of amounts drawn down by beneficiaries of letters of credit (including Letters of Credit), or (v) the supplying of funds to or investing in a Person on account of all or any part of such Person’s obligation under a Guaranty of any obligation or indemnifying or holding harmless, in any way, such Person against any part or all of such obligation. As the context requires, “Guaranty” shall also mean the guaranty executed and delivered pursuant to Section 6.1. or 8.13. and substantially in the form of Exhibit D.

          “Hazardous Materials” means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances” or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “TCLP” toxicity, or “EP toxicity”; (b) oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (c) any flammable substances or explosives or any radioactive materials; (d) asbestos in any form; (e) toxic mold; and (f) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

          “Indebtedness” means, with respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed; (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property; (c) Capitalized Lease Obligations of such Person; (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) net obligations under any Derivative Contract in an amount equal to the Derivatives Termination Value thereof; (g) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person; (h) all Indebtedness of any partnership of which such Person is a general partner (provided, that to the extent such partnership has other general partners, or Guarantors of its Indebtedness, with sufficient net worth, as reasonably determined by Agent, to bear their pro rata share of such Indebtedness, such Person’s Indebtedness will not include such other general partner’s or Guarantor’s pro rata share thereof) and (i) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person.

          “Indemnity Proceeding” has the meaning given that term in Section 13.9.(a).

          “Intellectual Property” has the meaning given that term in Section 7.1.(s).

          “Interest Expense” means, for any period, without duplication, (a) all paid, accrued or capitalized interest expense (other than capitalized interest funded from a construction loan interest reserve account held by another lender and not included in the calculation of cash for balance sheet reporting purposes) of the Borrower and its Subsidiaries determined on a consolidated basis, and in any event shall include all interest expense with respect to any Indebtedness for which the Borrower or any Subsidiary is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus (b) to the extent not already included in the preceding clause (a) the Borrower’s Ownership Share of all paid, accrued or capitalized interest expense of Unconsolidated Affiliates of the Borrower for such period.

          “Interest Period” means, with respect to any LIBOR Loan, each period commencing on the date such LIBOR Loan is made or the last day of the next preceding Interest Period for such Loan and ending on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, as the Borrower may select in a Notice of Borrowing or Notice of Continuation/Conversion, as the case may be, except that each Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. In addition to such periods, the Borrower may, from time to time, obtain Interest Periods for LIBOR Loans having durations of less than one month so long as the requested period is available from each Lender. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; and (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the immediately following Business Day (or, if such immediately following Business Day falls in the next calendar month, on the immediately preceding Business Day).

          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

          “Investment” means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of any of the following: (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment to make an Investment in any other Person, as well as any option of another Person to require an Investment in such Person, shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

          “L/C Commitment Amount” has the meaning given to that term in Section 2.2.

          “Lender” means each financial institution from time to time party hereto as a “Lender”, together with its respective successors and permitted assigns, and, as the context requires, includes the Swingline Lender.

          “Lending Office” means, for each Lender and for each Type of Loan, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

          “Letter of Credit” has the meaning given that term in Section 2.2.(a).

          “Letter of Credit Collateral Account” means a special deposit account maintained by the Agent and under its sole dominion and control.

          “Letter of Credit Documents” means, with respect to any Letter of Credit, collectively, any application therefor, any certificate or other document presented in connection with a drawing under such Letter of Credit and any other agreement, instrument or other document governing or providing for (a) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (b) any collateral security for any of such obligations.

          “Letter of Credit Liabilities” means at any time and in respect of any Letter of Credit, the sum, without duplication, of (a) the Stated Amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all Reimbursement Obligations of the Borrower at such time due and payable in respect of all drawings made under such Letter of Credit. For purposes of this Agreement, a Lender (other than the Lender then acting as Agent) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest under Section 2.2. in the related Letter of Credit, and the Lender then acting as Agent shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Lenders (other than the Lender then acting as Agent) of their participation interests under such Section.

          “LIBOR” means, for the Interest Period for any LIBOR Loan, the rate of interest, rounded upward to the nearest whole multiple of one-one hundredth of one percent (0.01%), quoted by the Agent as London InterBank Offered Rate for deposits in Dollars at approximately 9:00 a.m. San Francisco time, 2 Business Days prior to the date of commencement of such

Interest Period for purposes of calculating effective rates of interest for loans or obligations making reference thereto for an amount approximately equal to the applicable LIBOR Loan and for a period of time approximately equal to such Interest Period.

          “LIBOR Loan” means a Revolving Loan bearing interest at a rate based on LIBOR.

          “Lien” as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases or rents, pledge, lien, charge or lease constituting a Capitalized Lease Obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

          “Loan” means a Revolving Loan or a Swingline Loan.

          “Loan Document” means this Agreement, each Note, each Security Document, each Letter of Credit Document and each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement.

          “Loan Party” means each of the Borrower, each other Person (other than an Accommodation Guarantor) who guarantees all or a portion of the Obligations and/or who pledges any Collateral to secure all or a portion of the Obligations. Schedule 1.1.(A) sets forth the Loan Parties in addition to the Borrower as of the Agreement Date.

          “Major Lease” means a lease with respect to 20,000 square feet or more of the gross rentable square footage of a Collateral Property and any guaranty of such lease.

          “Major Redevelopment Property” means a Property (a) on which the existing building or other improvements are undergoing renovation and redevelopment and for which any of the following has occurred (i) construction has commenced or (ii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding construction contract or (iii) the Borrower, any Subsidiary or any Unconsolidated Affiliate, as the case may be, has entered into a binding agreement by an anchor tenant to enter into a lease of any such Property, (b) either (i) that has not achieved an Occupancy Rate of 60% or more or (ii) on which the improvements (other than tenant improvements on unoccupied space) related to the renovation and redevelopment have not been completed within the last twelve months and (c) with respect to which at least one third of the net rentable square footage of such Property is or will be required to remain unoccupied at any time during any such renovation or redevelopment. The term “Major Redevelopment Property” shall include real property of the type described in the immediately preceding sentence to be (but not yet) acquired by any such Person upon completion of construction pursuant to a contract in which the seller of such real property is required to renovate prior to, and as a condition precedent to, such acquisition

          “Major Tenant” means, as to any Major Lease, any tenant that is a party to such Major Lease and any guarantor of the obligations of such tenant under such Major Lease.

          “Material Adverse Effect” means a materially adverse effect on (a) the business, assets, liabilities, condition (financial or otherwise), results of operations or business prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith or the timely payment of all Reimbursement Obligations.

          “Material Contract” means (a) each Property Management Agreement, if any, with respect to a Collateral Property and (b) any other contract or other arrangement (other than Loan Documents), whether written or oral, to which the Borrower, any Subsidiary or any other Loan Party is a party and as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

          “Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

          “Maximum Loan Availability” means, at any time, the lesser of (i) the Borrowing Base and (ii) the aggregate amount of the Commitments at such time.

          “Multiemployer Plan” means at any time a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

          “Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person.

          “Net Operating Income” means, for any Property and for a given period, the sum of the following (without duplication and determined on a basis consistent with prior periods): (a) rents and other revenues received or accrued in the ordinary course from or with respect to such Property as determined in accordance with GAAP (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent) minus (b) all expenses paid or accrued related to the ownership, operation or maintenance of such Property, excluding the Borrower’s allocation of costs entitled corporate allocation, division allocation and center allocation and other general overhead expenses, but including, without limitation, the actual property management fee paid during such period with respect to such Property.

          “Net Proceeds” means with respect to an Equity Issuance by a Person, the aggregate amount of all cash or the Fair Market Value of all other property received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

          “Nonrecourse Indebtedness” means, with respect to a Person, Indebtedness for borrowed money in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability (but not exceptions relating to bankruptcy, insolvency, receivership or other similar events) in a form reasonably acceptable to the Agent) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness.

          “Non-Stabilized Property” means any Property that (a) as of the end of any quarter, is not a Stabilized Property or (b) is designated as a Non-Stabilized Property by the Borrower, which designation has been approved by the Agent, in its sole discretion. Schedule 7.1.(f) sets forth the Non-Stabilized Properties of the Borrower and its Subsidiaries as of the Agreement Date.

          “Note” means a Revolving Note or a Swingline Note.

          “Notice of Borrowing” means a notice substantially in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower’s request for a borrowing of Revolving Loans, which request is not in connection with a request for a Continuation or Conversion.

          “Notice of Continuation/Conversion” means a notice substantially in the form of Exhibit F to be delivered to the Agent pursuant to Section 2.9. evidencing the Borrower’s request for the Continuation of a LIBOR Loan, the Conversion of a Loan from one Type to another Type and/or a borrowing to be made in connection with a Continuation or Conversion.

          “Notice of Swingline Borrowing” means a notice substantially in the form of Exhibit H to be delivered to the Swingline Lender pursuant to Section 2.3.(b) evidencing the Borrower’s request for a Swingline Loan.

          “Obligations” means, individually and collectively: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Loans; (b) all Reimbursement Obligations and all other Letter of Credit Liabilities; and (c) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

          “Occupancy Rate” means, with respect to a Property at any time, the ratio, expressed as a percentage, of (a) the net rentable square footage of such Property actually occupied by tenants or subtenants paying rent pursuant to binding leases as to which no default exists to (b) the aggregate net rentable square footage of such Property.

          “Off-Balance Sheet Obligations” means liabilities and obligations of the Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which the Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which the Borrower is required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

          “Operating Partnership” has the meaning set forth in the introductory paragraph hereof and shall include the Operating Partnership’s successors and permitted assigns.

          “Operating Property Value” means, as of a given date, the sum of (a) the Adjusted Net Operating Income for the two fiscal quarters most recently ended for all Stabilized Properties (except those Stabilized Properties acquired or disposed of by the Borrower or any Subsidiary during the immediately preceding two fiscal quarters) owned by the Borrower and its Subsidiaries, multiplied by 2 and divided by the applicable Capitalization Rate, plus (b) the purchase price paid by the Borrower or any Subsidiary for any Stabilized Property acquired by the Borrower or such Subsidiary during the immediately preceding two fiscal quarters, plus, (c) for each Non-Stabilized Property which is a Collateral Property, the Appraised Value of such Property, plus (d) for each Non-Stabilized Property of the Borrower or any Subsidiary which is not a Collateral Property, the book value of such Property (exclusive of depreciation) calculated in accordance with GAAP; provided, however, that with respect to this clause (d), if the book value of any such Non-Stabilized Property would, either individually or together with all other such Non-Stabilized Properties, exceed 10% of Gross Asset Value, the inclusion of the book value of such Non-Stabilized Property in determining Operating Property Value shall be subject to the approval of the Requisite Lenders. For purposes of determining Operating Property Value with respect to a Property owned by a Subsidiary that is not a Wholly Owned Subsidiary, only the Borrower’s Ownership Share of the Net Operating Income of such Property shall be used.

          “Ownership Share” means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person’s relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 9.4.(q), such Person’s relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

          “Participant” has the meaning given that term in Section 13.5.(b).

          “PBGC” means the Pension Benefit Guaranty Corporation and any successor agency.

          “Permitted Liens” means, with respect to any asset or property of a Person, (a) Liens securing taxes, assessments and other charges or levies imposed by any Governmental Authority (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which are not at the time required to be paid or discharged under Section 8.6.; (b) Liens consisting of deposits or pledges made, in the ordinary course of business, in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar Applicable Laws; (c) Liens consisting of encumbrances in the nature of zoning restrictions, easements, and rights or restrictions of record on the use of real property, which do not materially detract from the value of such property or impair the intended use thereof in the business of such Person; (d) the rights of tenants under leases or subleases not interfering with the ordinary conduct of business of such Person; (e) Liens in existence as of the Agreement Date and described in Schedule 7.1.(g); (f) Liens on a Collateral Property listed on Schedule B to the title insurance policy insuring the Agent’s Lien in such Property; and (g) Liens in favor of the Agent for the benefit of the Lenders.

          “Person” means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

          “Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

          “Post-Default Rate” means, in respect of any principal of any Loan or any other Obligation that is not paid when due (whether at stated maturity, by acceleration, by optional or mandatory prepayment or otherwise), a rate per annum equal to the Base Rate as in effect from time to time, plus the Applicable Margin for Base Rate Loans, plus 4.0%.

          “Preferred Dividends” means, for any period and without duplication, all Restricted Payments paid during such period on Preferred Stock issued by the Borrower or a Subsidiary. Preferred Dividends shall not include dividends or distributions (a) paid or payable solely in

Equity Interests payable to holders of such class of Equity Interests or (b) paid or payable to the Borrower or a Subsidiary.

          “Preferred Stock” means, with respect to any Person, shares of capital stock of, or other Equity Interests in, such Person which are entitled to preference or priority over any other capital stock of, or other Equity Interest in, such Person in respect of the payment of dividends or distribution of assets upon liquidation or both.

          “Principal Office” means the Agent’s office located at 2120 East Park Place, El Segundo, California 90245, as such may be changed from time to time by notice from the Agent to the Borrower and the Lenders.

          “Pro Rata Share” means, as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender’s Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the “Pro Rata Share” of each Lender shall be the Pro Rata Share of such Lender in effect immediately prior to such termination or reduction.

          “Property” means a parcel (or group of related parcels) of real property, together with any building, facility, equipment or other asset located on such parcel or parcels of real property.

          “Property Management Agreements” means, collectively, all agreements entered into by a Loan Party pursuant to which such Loan Party engages a Person to advise it with respect to the management of a given Property.

          “Property Management Contract Assignment” means a Property Management Contract Assignment executed by any Loan Party in favor of the Agent for the benefit of the Lenders substantially in the form of Exhibit I or otherwise in form and substance satisfactory to the Agent. Such document may, at the Agent’s election, constitute a subordination of Property Management Agreement, rather than an assignment thereof.

          “Protective Advance” means all sums expended as determined by the Agent to be necessary or appropriate after the Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Section 13.2.

          “Regulatory Change” means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

          “Reimbursement Obligation” means the absolute, unconditional and irrevocable obligation of the Borrower to reimburse the Agent for any drawing honored by the Agent under a Letter of Credit.

          “REIT” means a Person qualifying for treatment as a “real estate investment trust” under the Internal Revenue Code.

          “Requisite Lenders” means, as of any date, Lenders (which shall include the Lender then acting as Agent) having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, Lenders holding at least 66-2/3% of the principal amount of the outstanding Loans and Letter of Credit Liabilities; provided, however, if there are fewer than three Lenders, the Requisite Lenders means all Lenders.

          “Reserve for Replacements” means, for any period and with respect to any Property, an amount equal to (a) the aggregate square footage of all completed space of such Property times (b) $0.50 times (c) the number of days in such period divided by (d) 365. If the term Reserve for Replacements is used without reference to any specific Property, then it shall be determined on an aggregate basis with respect to all Properties and the applicable Ownership Shares of all real property of all Unconsolidated Affiliates.

          “Restricted Payment” means: (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of the Borrower or any of its Subsidiaries now or hereafter outstanding; and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of the Borrower or any of its Subsidiaries now or hereafter outstanding.

          “Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.1.(a).

          “Revolving Note” means a promissory note of the Borrower substantially in the form of Exhibit J, payable to the order of a Lender in a principal amount equal to the amount of such Lender’s Commitment as originally in effect and otherwise duly completed.

          “Securities Act” means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

          “Security Deed” means a Deed to Secure Debt, Deed of Trust or other Mortgage executed by any Loan Party in favor of the Agent, for the benefit of the Lenders, in form and substance satisfactory to the Agent.

          “Security Document” means the Guaranty, any Security Deed, any Assignment of Leases and Rents, any Property Management Contract Assignments, and any other security agreement, financing statement, or other document, instrument or agreement creating, evidencing or perfecting the Agent’s Liens in any of the Collateral.

          “Solvent” means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its total liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business.

          “Stabilized Property” means (a) a Property with an Occupancy Rate of 60% or more, or (b) any Property which the Borrower designates as a Stabilized Property; provided, however, that with respect to clause (b), the Borrower may only designate a Property which would otherwise be a Non-Stabilized Property as a Stabilized Property if (i) such Property is not a Collateral Property and (ii) if such designation would result in such Property representing a lower contribution to Gross Asset Value. Schedule 7.1.(f) sets forth the Stabilized Properties as of the Agreement Date.

          “Stated Amount” means the amount available to be drawn by a beneficiary under a Letter of Credit from time to time, as such amount may be increased or reduced from time to time in accordance with the terms of such Letter of Credit.

          “Subsidiary” means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other individuals performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

          “Substantial Amount” means, at the time of determination thereof, an amount equal to more than 25.0 % of the amount of total assets in the most recent quarterly GAAP consolidated balance sheet (exclusive of depreciation) at such time of the Borrower and its Subsidiaries determined on a consolidated basis.

          “Swingline Commitment” means the Swingline Lender’s obligation to make Swingline Loans pursuant to Section 2.3. in an amount up to, but not exceeding the amount set forth in Section 2.3., as such amount may be reduced from time to time in accordance with the terms hereof.

          “Swingline Lender” means Wells Fargo Bank, National Association, together with its respective successors and assigns.

          “Swingline Loan” means a loan made by the Swingline Lender to the Borrower pursuant to Section 2.3.

          “Swingline Note” means the promissory note of the Borrower substantially in the form of Exhibit K, payable to the order of the Swingline Lender in a principal amount equal to the amount of the Swingline Commitment as originally in effect and otherwise duly completed.

          “Swingline Termination Date” means the date which is 7 Business Days prior to the Termination Date.

          “Tangible Net Worth” means, as of a given date, the total consolidated shareholders’ equity of the Borrower and its Subsidiaries deferred on a consolidated basis plus, increases in accumulated depreciation and amortization accrued after the Agreement Date, minus (to the extent reflected in shareholders’ equity of the Borrower and its Subsidiaries): (a) the amount of any write-up in the book value of any assets reflected in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) the aggregate of all amounts appearing on the assets side of any such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, service marks, trade names, goodwill, treasury stock, experimental or organizational expenses and other like assets which would be classified as intangible assets under GAAP (excluding fair value of leases acquired intangible assets in accordance with Statements of Financial Accounting Standards No. 142), all determined on a consolidated basis.

          “Taxes” has the meaning given that term in Section 3.11.

          “Termination Date” means August 23, 2007 or as such date may be extended in accordance with Section 2.13.

          “Tie-In Jurisdiction” means a jurisdiction in which a “tie-in” endorsement may be obtained for a title insurance policy covering property located in such jurisdiction which endorsement effectively ties coverage to other title insurance policies covering properties located in other jurisdictions.

          “Total Budgeted Cost” means, with respect to a Development Property or a Major Redevelopment Property, and at any time, the aggregate amount of all costs budgeted to be paid, incurred or otherwise expended or accrued by the Borrower, a Subsidiary or an Unconsolidated Affiliate with respect to such Property to achieve an Occupancy Rate of 75%, including without limitation, all amounts budgeted with respect to all of the following: (a) acquisition of land and any related improvements; (b) a reasonable and appropriate reserve for construction interest; (c) a reasonable and appropriate operating deficit reserve; (d) tenant improvements, (e) leasing commissions and infrastructure costs and (f) other hard and soft costs associated with the development or redevelopment of such Property.

          “Total Liabilities” means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication): (a) all Indebtedness of such Person (whether or not Nonrecourse Indebtedness and whether or not secured by a Lien), including without limitation, Capitalized Lease Obligations and reimbursement obligations with respect to any letter of credit; (b) all accounts payable and accrued expenses of such Person; (c) all purchase and repurchase obligations and forward commitments of such Person to the extent such obligations or commitments are evidenced by a binding purchase agreement (forward commitments shall include without limitation (i) forward equity commitments and (ii) commitments to purchase any real property under development, redevelopment or renovation); (d) all unfunded obligations of such Person; (e) all lease obligations of such Person (including ground leases) to the extent required under GAAP to be classified as a liability on a balance sheet of such Person; (f) all contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person; (g) all liabilities of any Unconsolidated Affiliate of such Person, which liabilities such Person has Guaranteed or is otherwise obligated on a recourse basis; (h) all recourse liabilities of any partnership of which such Person is a general partner (provided, that to the extent such partnership has other general partners or Guarantors of such recourse liabilities, with sufficient net worth, as reasonably determined by Agent, to bear their pro rata share of such liabilities, such Person’s Total Liabilities will not include such other general partner’s or Guarantor’s pro rata share thereof); and (i) such Person’s Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person, including Nonrecourse Indebtedness of such Person. For purposes of clauses (c) and (d) of this definition, the amount of Total Liabilities of a Person at any given time in respect of (x) a contract to purchase or otherwise acquire unimproved or fully developed real property shall be equal to (i) the total purchase price payable by such Person under such contract if, at such time, the seller of such real property would be entitled to specifically enforce such contract against such Person, otherwise, (ii) the aggregate amount of due diligence deposits, earnest money payments and other similar payments made by such Person under such contract which, at such time, would be subject to forfeiture upon termination of the contract and (y) a contract relating to the acquisition of real property which the seller is required to develop or renovate prior to, and as a condition precedent to, such acquisition, shall equal the maximum amount reasonably estimated to be payable by such Person under such contract assuming performance by the seller of its obligations under such contract, which amount shall include, without limitation, any amounts payable after consummation of such acquisition which may be based on certain performance levels or other related criteria. For purposes of this definition, if the assets of a Subsidiary of a Person consist solely of Equity Interests in one Unconsolidated Affiliate of such Person and such Person is not otherwise obligated in respect of the Indebtedness of such Unconsolidated Affiliate, then only such Person’s Ownership Share of the Indebtedness of such Unconsolidated Affiliate shall be included as Total Liabilities of such Person.

          “Type” with respect to any Revolving Loan, refers to whether such Loan is a LIBOR Loan or a Base Rate Loan.

          “UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.

          “Unconsolidated Affiliate” means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

          “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (a) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (b) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

          “Wells Fargo” means Wells Fargo Bank, National Association, and its successors and permitted assigns.

          “Wholly Owned Subsidiary” means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors’ qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2. General; References to San Francisco Time.

          Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Requisite Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. References in this Agreement to “Sections”, “Articles”, “Exhibits” and “Schedules” are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. References in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent not prohibited hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to “Subsidiary” means a Subsidiary of the Borrower or a Subsidiary of such Subsidiary and a reference to an “Affiliate” means a reference to an Affiliate of the Borrower. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to San Francisco, California time.

ARTICLE II. CREDIT FACILITY

Section 2.1. Revolving Loans.

     (a) Making of Revolving Loans. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.15. below, each Lender severally and not jointly agrees to make Revolving Loans to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, such Lender’s Pro Rata Share of the Maximum Loan Availability (but in no event in excess of such Lender’s Commitment). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Loans.

     (b) Requests for Revolving Loans. Not later than 9:00 a.m. San Francisco time at least two (2) Business Days prior to a borrowing of Base Rate Loans and not later than 9:00 a.m. San Francisco time at least three (3) Business Days prior to a borrowing of LIBOR Loans, the Borrower shall deliver to the Agent a Notice of Borrowing or, if the borrowing is to be made in connection with a Continuation or Conversion, a Notice of Continuation/Conversion. Each Notice of Borrowing shall specify the aggregate principal amount of the Revolving Loans to be borrowed, the date such Revolving Loans are to be borrowed (which must be a Business Day), the use of the proceeds of such Revolving Loans, the Type of the requested Revolving Loans, and if such Revolving Loans are to be LIBOR Loans, the initial Interest Period for such Revolving Loans. Each Notice of Borrowing or Notice of Continuation/Conversion shall be irrevocable once given and binding on the Borrower. Prior to delivering a Notice of Borrowing, the Borrower may (without specifying whether a Revolving Loan will be a Base Rate Loan or a LIBOR Loan) request that the Agent provide the Borrower with the most recent LIBOR available to the Agent. The Agent shall provide such quoted rate to the Borrower and to the Lenders on the date of such request or as soon as possible thereafter.

     (c) Funding of Revolving Loans. Promptly after receipt of a Notice of Borrowing or Notice of Continuation/Conversion under the immediately preceding subsection (b), the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission of the proposed borrowing. Each Lender shall deposit an amount equal to the Revolving Loan to be made by such Lender to the Borrower with the Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. San Francisco time on the date of such proposed Revolving Loans. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make available to the Borrower at the Principal Office, not later than 10:00 a.m. San Francisco time on the date of the requested borrowing of Revolving Loans, the proceeds of such amounts received by the Agent. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other

Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

     (d) Assumptions Regarding Funding by Lenders. With respect to Revolving Loans to be made after the Effective Date, unless the Agent shall have been notified by any Lender that such Lender will not make available to the Agent a Revolving Loan to be made by such Lender, the Agent may assume that such Lender will make the proceeds of such Revolving Loan available to the Agent in accordance with this Section and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Revolving Loan to be provided by such Lender.

Section 2.2. Letters of Credit.

     (a) Letters of Credit. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.15., the Agent, on behalf of the Lenders, agrees to issue for the account of the Borrower during the period from and including the Effective Date to, but excluding, the date 30 days prior to the Termination Date, one or more standby letters of credit (each a “Letter of Credit”) up to a maximum aggregate Stated Amount at any one time outstanding not to exceed $25,000,000 as such amount may be reduced from time to time in accordance with the terms hereof (the “L/C Commitment Amount”).

     (b) Terms of Letters of Credit. At the time of issuance, the amount, form, terms and conditions of each Letter of Credit, and of any drafts or acceptances thereunder, shall be subject to approval by the Agent and the Borrower. Notwithstanding the foregoing, in no event may (i) the expiration date of any Letter of Credit extend beyond the Termination Date or (ii) any Letter of Credit have an initial duration in excess of one year; provided, however, a Letter of Credit may contain a provision providing for the automatic extension of the expiration date in the absence of a notice of non-renewal from the Agent but in no event shall any such provision permit the extension of the expiration date of such Letter of Credit beyond the Termination Date.

     (c) Requests for Issuance of Letters of Credit. The Borrower shall give the Agent written notice at least 5 Business Days prior to the requested date of issuance of a Letter of Credit, such notice to describe in reasonable detail the proposed terms of such Letter of Credit and the nature of the transactions or obligations proposed to be supported by such Letter of Credit, and in any event shall set forth with respect to such Letter of Credit the proposed (i) initial Stated Amount, (ii) the beneficiary, and (iii) expiration date. The Borrower shall also execute and deliver such customary applications and agreements for standby letters of credit, and other forms as requested from time to time by the Agent. Provided the Borrower has given the notice prescribed by the first sentence of this subsection and delivered such application and agreements referred to in the preceding sentence, subject to the other terms and conditions of this Agreement, including the satisfaction of any applicable conditions precedent set forth in Article 6.2., the Agent shall issue the requested Letter of Credit on the requested date of issuance for the benefit of the stipulated beneficiary but in no event later than the date 5 Business Days following the date after which the Agent has received all of the items required to be delivered to it under this subsection. Upon the written request of the Borrower, the Agent shall deliver to the

Borrower a copy of (i) any Letter of Credit proposed to be issued hereunder prior to the issuance thereof and (ii) each issued Letter of Credit within a reasonable time after the date of issuance thereof. To the extent any term of a Letter of Credit Document is inconsistent with a term of any Loan Document, the term of such Loan Document shall control. Within 5 Business Days after the issuance of the requested Letter of Credit, the Agent shall notify each Lender of the issuance of such Letter of Credit including the date such Letter of Credit was issued and such information concerning the Letter of Credit delivered by the Borrower pursuant to the first sentence of this subsection.

     (d) Reimbursement Obligations. Upon receipt by the Agent from the beneficiary of a Letter of Credit of any demand for payment under such Letter of Credit, the Agent shall promptly notify the Borrower of the amount to be paid by the Agent as a result of such demand and the date on which payment is to be made by the Agent to such beneficiary in respect of such demand. The Borrower hereby absolutely, unconditionally and irrevocably agrees to pay and reimburse the Agent for the amount of each demand for payment under such Letter of Credit at or prior to the date on which payment is to be made by the Agent to the beneficiary thereunder, without presentment, demand, protest or other formalities of any kind. Upon receipt by the Agent of any payment in respect of any Reimbursement Obligation, the Agent shall promptly pay to each Lender that has acquired a participation therein under the second sentence of the following subsection (i) such Lender’s Pro Rata Share of such payment.

     (e) Manner of Reimbursement. Upon its receipt of a notice referred to in the immediately preceding subsection (d), the Borrower shall advise the Agent whether or not the Borrower intends to borrow hereunder to finance its obligation to reimburse the Agent for the amount of the related demand for payment and, if it does, the Borrower shall submit a timely request for such borrowing as provided in the applicable provisions of this Agreement. If the Borrower fails to so advise the Agent, or if the Borrower fails to reimburse the Agent for a demand for payment under a Letter of Credit by the date of such payment, then the Agent shall give each Lender prompt notice thereof and of the amount of the demand for payment, specifying such Lender’s Pro Rata Share of the amount of the related demand for payment and the provisions of subsection (j) of this Section shall apply.

     (f) Effect of Letters of Credit on Commitments. Upon the issuance by the Agent of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Lender shall be deemed to be utilized for all purposes of this Agreement in an amount equal to the product of (i) such Lender’s Pro Rata Share and (ii) the sum of (A) the Stated Amount of such Letter of Credit plus (B) any related Reimbursement Obligations then outstanding.

     (g) Agent’s Duties Regarding Letters of Credit; Unconditional Nature of Reimbursement Obligations. In examining documents presented in connection with drawings under Letters of Credit and making payments under such Letters of Credit against such documents, the Agent shall only be required to use the same standard of care as it uses in connection with examining documents presented in connection with drawings under letters of credit in which it has not sold participations and making payments under such letters of credit. The Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, neither the Agent nor any of the Lenders shall be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under any Letter of Credit even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telex, telecopy or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit, or of the proceeds thereof; (vii) the misapplication by the beneficiary of any Letter of Credit, or of the proceeds of any drawing under any Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Agent or the Lenders. None of the above shall affect, impair or prevent the vesting of any of the Agent’s rights or powers hereunder. Any action taken or omitted to be taken by the Agent under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create against the Agent any liability to the Borrower or any Lender. In this connection, the obligation of the Borrower to reimburse the Agent for any drawing made under any Letter of Credit shall be absolute, unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement or any other applicable Letter of Credit Document under all circumstances whatsoever, other than Agent’s gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction for which no appeal or further review is pending and for which all applicable periods for appeal or further review have expired, including without limitation, the following circumstances: (A) any lack of validity or enforceability of any Letter of Credit Document or any term or provisions therein; (B) any amendment or waiver of or any consent to departure from all or any of the Letter of Credit Documents; (C) the existence of any claim, setoff, defense or other right which the Borrower may have at any time against the Agent, any Lender, any beneficiary of a Letter of Credit or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or in the Letter of Credit Documents or any unrelated transaction; (D) any breach of contract or dispute between the Borrower, the Agent, any Lender or any other Person; (E) any demand, statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein or made in connection therewith being untrue or inaccurate in any respect whatsoever; (F) any non-application or misapplication by the beneficiary of a Letter of Credit or of the proceeds of any drawing under such Letter of Credit; (G) payment by the Agent under the Letter of Credit against presentation of a draft or certificate which does not strictly comply with the terms of the Letter of Credit; and (H) any other act, omission to act, delay or circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable defense to or discharge of the Borrower’s Reimbursement Obligations.

     (h) Amendments, Etc. The issuance by the Agent of any amendment, supplement or other modification to any Letter of Credit shall be subject to the same conditions applicable under this Agreement to the issuance of new Letters of Credit (including, without limitation, that the request therefor be made through the Agent), and no such amendment, supplement or other modification shall be issued unless either (i) the respective Letter of Credit affected thereby would have complied with such conditions had it originally been issued hereunder in such amended, supplemented or modified form or (ii) the Agent and Requisite Lenders shall have consented thereto. In connection with any such amendment, supplement or other modification, the Borrower shall pay the fees, if any, payable under the last sentence of Section 3.6.(c).

     (i) Lenders’ Participation in Letters of Credit. Immediately upon the issuance by the Agent of any Letter of Credit each Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased and received from the Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability of the Agent with respect to such Letter of Credit and each Lender thereby shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and shall be unconditionally obligated to the Agent to pay and discharge when due, such Lender’s Pro Rata Share of the Agent’s liability under such Letter of Credit. In addition, upon the making of each payment by a Lender to the Agent in respect of any Letter of Credit pursuant to the immediately following subsection (j), such Lender shall, automatically and without any further action on the part of the Agent or such Lender, acquire (i) a participation in an amount equal to such payment in the Reimbursement Obligation owing to the Agent by the Borrower in respect of such Letter of Credit and (ii) a participation in a percentage equal to such Lender’s Pro Rata Share in any interest or other amounts payable by the Borrower in respect of such Reimbursement Obligation (other than the Fees payable to the Agent pursuant to the last sentence of Section 3.6.(c)).

     (j) Payment Obligation of Lenders. Each Lender severally agrees to pay to the Agent on demand in immediately available funds in Dollars the amount of such Lender’s Pro Rata Share of each drawing paid by the Agent under each Letter of Credit to the extent such amount is not reimbursed by the Borrower pursuant to the immediately preceding subsection (d); provided, however, that in respect of any drawing under any Letter of Credit, the maximum amount that any Lender shall be required to fund, whether as a Revolving Loan or as a participation, shall not exceed such Lender’s Pro Rata Share of such drawing. Each Lender’s obligation to make such payments to the Agent under this subsection, and the Agent’s right to receive the same, shall be absolute, irrevocable and unconditional and shall not be affected in any way by any circumstance whatsoever, including without limitation, (i) the failure of any other Lender to make its payment under this subsection, (ii) the financial condition of the Borrower or any other Loan Party, (iii) the existence of any Default or Event of Default, including any Event of Default described in Section 11.1.(e) or (f) or (iv) the termination of the Commitments. Each such payment to the Agent shall be made without any offset, abatement, withholding or deduction whatsoever.

     (k) Information to Lenders. Promptly following any change in Letters of Credit outstanding, the Agent shall deliver to each Lender and the Borrower a notice describing the aggregate amount of all Letters of Credit outstanding at such time. Upon the request of any Lender from time to time, the Agent shall deliver any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding. Other than as set forth in this subsection and the last sentence of subsection (c) above, the Agent shall have no duty to notify the Lenders regarding the issuance or other matters regarding Letters of Credit issued hereunder.

The failure of the Agent to perform its requirements under this subsection or under the last sentence of subsection (c) above shall not relieve any Lender from its obligations under the immediately preceding subsection (j).

Section 2.3. Swingline Loans.

          (a) Swingline Loans. Subject to the terms and conditions hereof, including without limitation Section 2.15., the Swingline Lender agrees to make Swingline Loans to the Borrower, during the period from the Effective Date to but excluding the Swingline Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, $20,000,000, as such amount may be reduced from time to time in accordance with the terms hereof. If at any time the aggregate principal amount of the Swingline Loans outstanding at such time exceeds the Swingline Commitment in effect at such time, the Borrower shall immediately pay the Agent for the account of the Swingline Lender the amount of such excess. Subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Swingline Loans hereunder. The borrowing of a Swingline Loan shall not constitute usage of any Lender’s Commitment for purposes of calculation of the fee payable under Section 3.6.(b).

          (b) Procedure for Borrowing Swingline Loans. The Borrower shall give the Agent and the Swingline Lender notice pursuant to a Notice of Swingline Borrowing delivered no later than 9:00 a.m. San Francisco time on the proposed date of such borrowing. Any such telephonic notice shall include all information to be specified in a written Notice of Swingline Borrowing. Not later than 11:00 a.m. San Francisco time on the date of the requested Swingline Loan and subject to satisfaction of the applicable conditions set forth in Article 6.2. for such borrowing, the Swingline Lender will make the proceeds of such Swingline Loan available to the Borrower in Dollars, in immediately available funds, at the account specified by the Borrower in the Notice of Swingline Borrowing.

          (c) Interest. Swingline Loans shall bear interest at a per annum rate equal to the Base Rate as in effect from time to time plus the Applicable Margin for Base Rate Loans or at such other rate or rates as the Borrower and the Swingline Lender may agree from time to time in writing. All accrued and unpaid interest on Swingline Loans shall be payable on the dates and in the manner provided in Section 2.4. with respect to interest on Base Rate Loans (except as the Swingline Lender and the Borrower may otherwise agree in writing in connection with any particular Swingline Loan).

          (d) Swingline Loan Prepayments, Etc. The Borrower must give the Swingline Lender prior written notice of any prepayment of Swingline Loans no later than 10:00 a.m. San Francisco time on the day prior to the date of such prepayment. The Swingline Loans shall, in addition to this Agreement, be evidenced by the Swingline Note.

          (e) Repayment and Participations of Swingline Loans. The Borrower agrees to repay each Swingline Loan within 7 Business Days after the date such Swingline Loan was made. Notwithstanding the foregoing, the Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Swingline Loans on the Swingline Termination Date (or such earlier date as the Swingline Lender and the Borrower may agree in writing). In lieu of demanding repayment of any outstanding Swingline Loan from the Borrower, the

Swingline Lender may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), request a borrowing of Base Rate Loans from the Lenders in an amount equal to the principal balance of such Swingline Loan. The amount limitations contained in the second sentence of Section 2.1. shall not apply to any borrowing of Base Rate Loans made pursuant to this subsection. The Swingline Lender shall give notice to the Agent of any such borrowing of Base Rate Loans not later than 9:00 a.m. San Francisco time at least one Business Day prior to the proposed date of such borrowing. Not later than 9:00 a.m. San Francisco time on the proposed date of such borrowing, each Lender will make available to the Agent at the Principal Office for the account of the Swingline Lender, in immediately available funds, the proceeds of the Base Rate Loan to be made by such Lender. The Agent shall pay the proceeds of such Base Rate Loans to the Swingline Lender, which shall apply such proceeds to repay such Swingline Loan. If the Lenders are prohibited from making Loans required to be made under this subsection for any reason whatsoever, including without limitation, the occurrence of any of the Defaults or Events of Default described in Sections 11.1.(e) or (f), each Lender shall purchase from the Swingline Lender, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of such Swingline Loan, by directly purchasing a participation in such Swingline Loan in such amount and paying the proceeds thereof to the Agent for the account of the Swingline Lender in Dollars and in immediately available funds. A Lender’s obligation to purchase such a participation in a Swingline Loan shall be absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation, (i) any claim of setoff, counterclaim, recoupment, defense or other right which such Lender or any other Person may have or claim against the Agent, the Swingline Lender or any other Person whatsoever, (ii) the occurrence or continuation of a Default or Event of Default (including without limitation, any of the Defaults or Events of Default described in Sections 11.1. (e) or (f)), or the termination of any Lender’s Commitment, (iii) the existence (or alleged existence) of an event or condition which has had or could have a Material Adverse Effect, (iv) any breach of any Loan Document by the Agent, any Lender, the Borrower or any other Loan Party, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof, at the Federal Funds Rate. If such Lender does not pay such amount forthwith upon the Swingline Lender’s demand therefor, and until such time as such Lender makes the required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of such unpaid participation obligation for all purposes of the Loan Documents (other than those provisions requiring the other Lenders to purchase a participation therein). Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due it hereunder, to the Swingline Lender to fund Swingline Loans in the amount of the participation in Swingline Loans that such Lender failed to purchase pursuant to this Section until such amount has been purchased (as a result of such assignment or otherwise).

Section 2.4. Rates and Payment of Interest on Loans.

     (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of the making of such Loan to but excluding the date such Loan shall be paid in full, at the following per annum rates:

     (i) during such periods as such Loan is a Base Rate Loan, at the Base Rate (as in effect from time to time), plus the Applicable Margin for Base Rate Loans; and

     (ii) during such periods as such Loan is a LIBOR Loan, at LIBOR for such Loan for the Interest Period therefor, plus the Applicable Margin for LIBOR Loans.

Notwithstanding the foregoing, during the continuance of an Event of Default, the Borrower shall pay to the Agent for the account of each Lender interest at the Post-Default Rate on the outstanding principal amount of any Loan made by such Lender, on all Reimbursement Obligations and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

     (b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Loan shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Loan is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Post-Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.5. Number of Interest Periods.

     There may be no more than 8 different Interest Periods outstanding at the same time.

Section 2.6. Repayment of Loans.

     The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Revolving Loans on the Termination Date.

Section 2.7. Prepayments.

     (a) Optional. Subject to Section 5.4., the Borrower may prepay any Loan at any time without premium or penalty. The Borrower shall give the Agent at least 3 Business Days prior written notice of the prepayment of any Loan.

     (b) Mandatory.

     (i) Commitment Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the aggregate amount of the Commitments, the Borrower shall immediately upon demand pay to the Agent for the account of the Lenders, the amount of such excess.

     (ii) Borrowing Base Overadvance. If at any time the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, exceeds the Borrowing Base, the Borrower shall within 30 days of the Borrower obtaining knowledge of the occurrence of any such excess, deliver to the Agent for prompt distribution to each Lender a written plan acceptable to all of the Lenders to eliminate such excess. If such excess is not eliminated within 90 days of the Borrower obtaining knowledge of the occurrence thereof, then the entire outstanding principal balance of all Loans, together with all accrued interest thereon, and an amount equal to all Letter of Credit Liabilities for deposit into the Letter of Credit Collateral Account, shall be immediately due and payable in full.

All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Loans and any applicable Reimbursement Obligations in accordance with Section 3.2., and the remainder, if any, shall be deposited into the Letter of Credit Collateral Account for application to any Reimbursement Obligations as and when due.

Section 2.8. Late Charges.

     If any payment required under this Agreement is not paid within 10 days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to four percent (4%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to Section 11.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders’ right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.9. Continuation.

     So long as no Default or Event of Default exists, the Borrower may on any Business Day, with respect to any LIBOR Loan, elect to maintain such LIBOR Loan or any portion thereof as a LIBOR Loan by selecting a new Interest Period for such LIBOR Loan. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation/Conversion not later than 9:00 a.m. on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be by telecopy, electronic mail or other form of communication in the form of a Notice of Continuation/Conversion, specifying (a) the proposed date of such Continuation, (b) the LIBOR Loan and portion thereof subject to such Continuation and (c) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Loans outstanding hereunder. Each Notice of Continuation/Conversion shall be irrevocable by and binding on the Borrower once given. Promptly after receipt of a Notice of Continuation/Conversion, the Agent shall notify each Lender by telecopy, electronic mail or other similar form of transmission of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Loan in accordance with this Section, such Loan will automatically, on the last day of the current Interest Period therefor,

Convert into a Base Rate Loan notwithstanding failure of the Borrower to comply with Section 2.10.

Section 2.10. Conversion.

     So long as no Default or Event of Default exists, the Borrower may on any Business Day, upon the Borrower’s giving of a Notice of Continuation/Conversion to the Agent, Convert all or a portion of a Loan of one Type into a Loan of another Type. Any Conversion of a LIBOR Loan into a Base Rate Loan shall be made on, and only on, the last day of an Interest Period for such LIBOR Loan and, upon Conversion of a Base Rate Loan into a LIBOR Loan, the Borrower shall pay accrued interest to the date of Conversion on the principal amount so Converted. Each such Notice of Continuation/Conversion shall be given not later than 9:00 a.m. one Business Day prior to the date of any proposed Conversion into Base Rate Loans and three Business Days prior to the date of any proposed Conversion into LIBOR Loans. Promptly after receipt of a Notice of Continuation/Conversion, the Agent shall notify each Lender by telecopy, electronic mail or other similar form of transmission of the proposed Conversion. Subject to the restrictions specified above, each Notice of Continuation/Conversion shall be by telecopy in the form of a Notice of Continuation/Conversion specifying (a) the requested date of such Conversion, (b) the Type of Loan to be Converted, (c) the portion of such Type of Loan to be Converted, (d) the Type of Loan such Loan is to be Converted into and (e) if such Conversion is into a LIBOR Loan, the requested duration of the Interest Period of such Loan. Each Notice of Continuation/Conversion shall be irrevocable by and binding on the Borrower once given.

Section 2.11. Notes.

     The Revolving Loans made by each Lender shall, in addition to this Agreement, also be evidenced by a Revolving Note, payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed. The Swingline Loans made by the Swingline Lender to the Borrower shall, in addition to this Agreement, also be evidenced by a Swingline Note payable to the order of the Swingline Lender.

Section 2.12. Voluntary Reductions of the Commitment.

     The Borrower may terminate or reduce the amount of the Commitments (for which purpose use of the Commitments shall be deemed to include the aggregate principal amount of all outstanding Swingline Loans) at any time and from time to time without penalty or premium upon not less than five (5) Business Days prior notice to the Agent of each such termination or reduction, which notice shall specify the effective date thereof and the amount of any such reduction and shall be irrevocable once given and effective only upon receipt by the Agent (“Prepayment Notice”); provided, however, the Borrower may not reduce the aggregate amount of the Commitments below $100,000,000 unless the Borrower is terminating the Commitments in full. Promptly after receipt of a Prepayment Notice the Agent shall notify each Lender by telecopy, or other similar form of transmission of the proposed termination or Commitment reduction. The Commitments, once reduced pursuant to this Section, may not be increased. The Borrower shall pay all interest and fees, on the Loans accrued to the date of such reduction or termination of the Commitments to the Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 5.4. of this Agreement.

Section 2.13. Extension of Termination Date.

     (a) Generally. The Borrower shall have the right, exercisable one time, to extend the current Termination Date by one year. To exercise such right the Borrower shall execute and deliver a written request to the Agent at least 90 days but not more than 120 days prior to the Termination Date. If the Agent shall receive such a request, the Agent shall forward a copy of it to each Lender promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for one year: (a) immediately prior to such extension and immediately after giving effect thereto, (i) no Default or Event of Default shall exist and (ii) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct in all material respects on and as of the date of such extension with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents and (b) the Borrower shall have paid the Fees payable under Section 3.6.(d).

Section 2.14. Expiration or Maturity Date of Letters of Credit Past Termination Date.

     If on the date the Commitments are terminated or reduced to zero (whether voluntarily, by reason of the occurrence of an Event of Default or otherwise), there are any Letters of Credit outstanding hereunder, the Borrower shall, on such date, pay to the Agent an amount of money equal to the Stated Amount of such Letter(s) of Credit for deposit into the Letter of Credit Collateral Account.

Section 2.15. Amount Limitations.

     Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Loan, and the Agent shall not be required to issue any Letter of Credit if, immediately after the making of such Loan or issuance of such Letter of Credit the aggregate principal amount of all outstanding Loans, together with the aggregate amount of all Letter of Credit Liabilities, would exceed the Maximum Loan Availability.

Section 2.16. Increase in Commitments.

     The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Agent, which notice shall be irrevocable once given; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $250,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof. The Agent shall promptly notify each Lender of any such request. No Lender shall be obligated in any way whatsoever to increase its Commitment. If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Pro Rata Share (determined with respect to the Lenders’ relative Commitments and after giving effect to the increase of Commitments) of any outstanding Loans, by making available to the Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Loans to be purchased by such Lender plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Loans. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 5.4. as a result of the prepayment of any such Loans. No increase of the Commitments may be effected under this Section if either (x) a Default or Event of Default shall be in existence on the effective date of such increase or (y) any representation or warranty made or deemed made by the Borrower or any other Loan Party in any Loan Document to which such Loan Party is a party is not (or would not be) true or correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section (a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request, (b) the Borrower shall make appropriate arrangements so that each new Lender, and any existing Lender increasing its Commitment, receives a new or replacement Note, as appropriate, in the amount of such Lender’s Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of Commitments and (c) the Borrower shall deliver, or cause to be delivered, such modifications to any of the Security Documents, and endorsements to any title insurance polices relating to any of the Collateral Properties, in each case, as the Agent may request to evidence the increase of the aggregate amount of the Commitments, and in connection therewith, and the Borrower will pay any and all stamp, intangible, registration, recordation and similar taxes, fees or charges which may be payable or determined to be payable in connection with the execution, delivery or recording of any such modifications to the Security Documents, Lenders will cooperate reasonably with Borrower to structure the replacement of documents so as to minimize applicable taxes.

Section 2.17. Joint and Several Liability.

     (a) The obligations of each Borrower hereunder and under the other Loan Documents to which either Borrower is a party shall be joint and several, and accordingly, each Borrower confirms that it is liable for the full amount of the Obligations, regardless of whether incurred by such Borrower or the other Borrower.

     (b) Each Borrower represents and warrants to the Agent and the Lenders that each Borrower, though separate legal entities, are mutually dependent on each other in the conduct of their respective businesses as an integrated operation and have determined it to be in their mutual best interests to obtain financing from the Lenders through their collective efforts.

     (c) None of the Lenders or the Agent shall be obligated or required before enforcing any Loan Document against a Borrower: (a) to pursue any right or remedy any of them may have against the other Borrower, any Guarantor or any other Person or commence any suit or other proceeding against the other Borrower, any Guarantor or any other Person in any court or other tribunal; (b) to make any claim in a liquidation or bankruptcy of the other Borrower, any Guarantor or any other Person; or (c) to make demand of the other Borrower, any Guarantor or any other Person or to enforce or seek to enforce or realize upon any collateral security held by the Lenders or the Agent which may secure any of the Obligations.

     (d) It is the intent of each Borrower, the Agent and the Lenders that in any proceeding of the types described in Sections 11.1.(e) or 11.1.(f), a Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) to be avoidable or unenforceable against such Borrower in such proceeding as a result of Applicable Law, including without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Applicable Laws under which the possible avoidance or unenforceability of the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders) shall be determined in any such proceeding are referred to as the “Avoidance Provisions”. Accordingly, to the extent that the obligations of either Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Borrower shall be liable hereunder shall be reduced to that amount which, as of the time any of the Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of such Borrower hereunder (or any other obligations of such Borrower to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This subsection is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of either Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Borrower or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

     (e) Each Borrower assumes all responsibility for being and keeping itself informed of the financial condition of the other Borrower and the Guarantors, and of all other circumstances bearing upon the risk of nonpayment of any of the Obligations and the nature, scope and extent of the risks that such Borrower assumes and incurs hereunder, and agrees that none of the Agent or the Lenders shall have any duty whatsoever to advise either Borrower of information regarding such circumstances or risks.

Section 2.18. Actions of the Borrower.

     Each of the Borrowers hereby appoints the other Borrower to act as its agent for all purposes under the Loan Documents (including, without limitation, with respect to all matters related to the borrowing and repayment of Loans as described in Articles II. and III.). Each of the Borrowers acknowledges and agrees that (a) one Borrower may execute such documents on behalf of the other Borrower as such Borrower deems appropriate in its sole discretion and each Borrower shall be bound by and obligated by all of the terms of any such document executed by either Borrower, (b) any notice or other communication delivered by the Agent or any Lender hereunder to CRT shall be deemed to have been delivered to each Borrower and (c) the Agent and each of the Lenders shall accept (and shall be permitted to rely on) any document or agreement executed by either Borrower on behalf of the Borrower collectively, or each Borrower individually. Each Borrower agrees that any action taken by one Borrower without the consent of, or notice to, the other Borrower shall not release or discharge either Borrower from its obligations hereunder.

ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS

Section 3.1. Payments.

     Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Agent at the Principal Office, not later than 11:00 a.m. San Francisco time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 11.5., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

Section 3.2. Pro Rata Treatment.

     Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1. shall be made from the Lenders, each payment of the fees under Sections 3.6., as applicable, shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.12. or otherwise pursuant to this Agreement shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Revolving Loans by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders; (d) the Conversion and Continuation of Revolving Loans of a particular Type (other than Conversions provided for by Section 5.1.) shall be made pro rata among the Lenders according to the amounts of their respective Revolving Loans and the then current Interest Period for each Lender’s portion of each Revolving Loan of such Type shall be coterminous; and (e) the Lenders’ participation in, and payment obligations in respect of, Swingline Loans under Section 2.3., shall be in accordance with their respective Pro Rata Shares; and (f) the Lenders’ participation in, and payment obligations in respect of, Letters of Credit under Section 2.2., shall be pro rata in accordance with their respective Commitments. All payments of principal, interest, fees and other amounts in respect of the Swingline Loans shall be for the account of the Swingline Lender only (except to the extent any Lender shall have acquired a participating interest in any such Swingline Loan pursuant to Section 2.3.).

Section 3.3. Sharing of Payments, Etc.

     If a Lender shall obtain payment of any principal of, or interest on, any Loan under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker’s lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 11.5., such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Loans made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 11.5., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Loans or other Obligations owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Loans in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4. Several Obligations.

     No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

Section 3.5. Minimum Amounts.

     (a) Borrowings. Each borrowing of Base Rate Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. Each borrowing of and Continuation of, and each Conversion of Base Rate Loans into, LIBOR Loans shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. Each Swingline Loan shall be in the minimum amount of $500,000 and integral multiples of $500,000 in excess thereof, or such other minimum amounts agreed to by the Swingline Lender and the Borrower.

     (b) Prepayments. Each voluntary prepayment of Revolving Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $1,000 in excess thereof. Any voluntary prepayment of a Swingline Loan must be in integral multiples of $1,000 or the aggregate principal amount of all outstanding Swingline Loans (or such other minimum amounts upon which the Swingline Lender and the Borrower may agree).

     (c) Reductions of Commitments. Each reduction of the Commitments under Section 2.12. shall be in an aggregate minimum amount of $20,000,000 and integral multiples of $5,000,000 in excess thereof.

Section 3.6. Fees.

     (a) Closing Fee. On the Effective Date, the Borrower agrees to pay to the Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Agent or each Lender, as applicable.

     (b) Facility Fees. During the period from the Effective Date to but excluding the Termination Date, the Borrower agrees to pay to the Agent for the account of the Lenders an unused facility fee with respect to the average daily difference (such difference being the “Unused Amount”) between the (i) aggregate amount of the Commitments and (ii) the aggregate principal amount of all outstanding Revolving Loans plus the aggregate amount of all Letter of Credit Liabilities. Such fee shall be computed by multiplying the Unused Amount with respect to such quarter by the corresponding per annum rate set forth below:

Unused Amount	Unused Fee

Less than one-third of the aggregate amount of Commitments	0.075%
Greater than or equal to one-third, but less than two-thirds, of the aggregate amount of Commitments	0.15%
Greater than or equal to two-thirds of the aggregate amount of Commitments	0.225%

Such fee shall be computed on a daily basis and payable quarterly in arrears on the first day of each January, April, July and October during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero.

     (c) Letter of Credit Fees. The Borrower agrees to pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Applicable Margin for LIBOR Loans times the initial Stated Amount of each Letter of Credit; provided, however, in no event shall the amount of any such fee be less than $1,000; provided further, however, while an Event of Default exists, the Borrower shall pay to the Agent for the account of each Lender a letter of credit fee at a rate per annum equal to the Post-Default Rate times the initial Stated Amount of each Letter of Credit. In addition, the Borrower shall pay to the Agent solely for its own account, a fronting fee in respect of each Letter of Credit at the rate equal to one-eighth of one percent (0.125%) per annum on the initial Stated Amount of such Letter of Credit. The fees provided for in the immediately preceding two sentences shall be nonrefundable and payable at the time of issuance of each respective Letter of Credit. The Borrower shall pay directly to the Agent from time to time on demand all commissions, charges, costs and expenses in the amounts customarily charged by the Agent from time to time in like circumstances with respect to the issuance of each Letter of Credit, drawings, amendments and other transactions relating thereto.

     (d) Extension Fee. If, pursuant to Section 2.13., the Borrower exercises its right to extend the Termination Date, the Borrower agrees to pay to the Agent for the account the Lenders an extension fee equal to 0.20% of the aggregate amount of the Lenders’ Commitments at such time. Such fee shall be paid to the Agent prior to, and as a condition to, such extension.

     (e) Collateral Property Fee. If, pursuant to Section 4.1.(c), Lenders accept a Property as a Collateral Property at any time after the Agreement Date, the Borrower will pay to the Agent for the account of each Lender accepting such Property as a Collateral Property fee equal to $2,500 per accepting Lender.

     (f) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 3.7. Computations.

     Unless otherwise expressly set forth herein, any accrued interest on any Loan, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.8. Usury.

     In no event shall the amount of interest due or payable on the Loans or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.4.(a) and with respect to Swingline Loans, in Section 2.3.(c). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or “breakage” charges, increased cost charges, attorneys’ fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.9. Statements of Account.

     The Agent will account to the Borrower monthly with a statement of Loans, Letters of Credit, accrued interest and Fees, charges and payments made pursuant to this Agreement and the other Loan Documents, and such account rendered by the Agent shall be deemed conclusive upon the Borrower absent manifest error. The Agent will account to the Borrower on changes in Letters of Credit in accordance with 2.2.(k). The failure of the Agent to deliver such a statement of accounts shall not relieve or discharge the Borrower from any of its obligations hereunder.

Section 3.10. Defaulting Lenders.

     If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of 2 Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall not be paid to such Defaulting Lender and shall be held by the Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default.

Section 3.11. Taxes.

     (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Loans and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender’s assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called “Taxes”). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

     (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

     (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

     (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

     (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

     (c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then the Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

ARTICLE IV. COLLATERAL PROPERTIES AND APPRAISALS

Section 4.1. Eligibility of Properties.

     (a) Initial Collateral Properties. As of the date hereof, the Lenders have approved for inclusion in calculations of the Borrowing Base, the Properties identified on Schedule 4.1., as well as the Borrowing Base Value initially attributable to each such Property. Upon satisfaction on or after the Effective Date of the conditions set forth in Section 6.3. with respect to such Properties, such Properties shall be deemed to be Collateral Properties.

     (b) Additional Collateral Properties. If after the Effective Date the Borrower desires that the Lenders include any additional Property in calculations of the Borrowing Base, the Borrower shall so notify the Agent in writing. No Property will be evaluated by the Lenders unless and until the Borrower delivers to the Agent the following, in form and substance satisfactory to the Agent:

     (i) An executive summary of the Property including, at a minimum, the following information relating to such Property: (A) a description of such Property, such description to include the age, location, site plan, current occupancy rate and physical condition of such Property; (B) the purchase price paid or to be paid for such Property; (C) the current and projected condition of the regional market and specific submarket in which such Property is located; and (D) the current projected capital plans and, if applicable, current renovation plans for such Property;

     (ii) An operating statement for such Property audited or certified by a representative of the Borrower as being true and correct in all material respects and prepared in accordance with GAAP for the previous two fiscal years, provided that, with respect to any period such Property was not owned by the Borrower or a Subsidiary, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower’s knowledge and provided further, that if such Property has been operating for less than two years, the Borrower shall provide such projections and other information concerning the anticipated operation of such Property as the Agent may reasonably request;

     (iii) A current rent roll for such Property certified by a representative of the Borrower as being true and correct in all material respects, and two-year occupancy history of such Property certified by a representative of the Borrower to be true and correct, provided that, with respect to any period such Property was not owned by the Borrower or a Subsidiary, such information shall only be required to be delivered to the extent reasonably available to the Borrower and such certification may be based upon the best of the Borrower’s knowledge;

     (iv) A “Phase I” environmental assessment of such Property not more than 12 months old, which report (1) has been prepared by an environmental engineering firm acceptable to the Agent and (2) complies with the requirements contained in the Agent's guidelines adopted from time to time by the Agent to be used in its lending practice generally and any other environmental assessments or other reports relating to such Property, including any “Phase II” environmental assessment prepared or recommended by such environmental engineering firm to be prepared for such Property;

     (v) An engineering report for such Property not more than 12 months old and prepared by an engineering firm acceptable to the Agent;

     (vi) A Borrowing Base Certificate showing the Borrowing Base after inclusion of such Property as a Collateral Property; and

     (vii) Such other information the Agent may reasonably request in order to evaluate the Property.

If, after receipt and review of the foregoing documents and information, the Agent is prepared to recommend acceptance of such Property as a Collateral Property (such recommendation not to be unreasonably withheld), the Agent will so notify the Borrower and each Lender within 10 Business Days after receipt and review of all of such documents and information. Within 5 Business Days of the Agent’s giving such notice to the Lenders, the Agent will send the foregoing documents and information to each of the Lenders.

     (c) Appraisal; Final Approval. Promptly upon receiving all of the documents and information set forth in the immediately preceding subsection (b) with respect to any such Property that the Borrower desires to include in the calculations of the Borrowing Base, the Agent shall commission, at the Agent’s discretion and the Borrower’s expense, an Appraisal of such Property, to be in form and substance satisfactory to the Agent. Within 10 Business Days of receipt of such Appraisal, the Agent shall review such Appraisal and shall determine the Appraised Value of such Property. If after such review and determination the Agent is unwilling to recommend acceptance of such Property as a Collateral Property, the Agent shall promptly notify the Borrower and the Lenders (if the Agent had previously notified the Lenders of the Borrower’s request to include such Property as a Collateral Property under the immediately preceding subsection (b)) and the consideration by the Agent and the Lenders of such Property shall cease. If after such review and determination the Agent remains prepared to recommend acceptance of such Property as a Collateral Property, the Agent shall forward a copy of such Appraisal to the Lenders together with notice of such Appraised Value. Within 10 Business Days of the date on which a Lender has received all of the items referred to in this subsection and the immediately preceding subsection (b), such Lender shall notify the Agent in writing whether or not such Lender accepts such Property as a Collateral Property. If a Lender fails to give such notice within such time period, such Lender shall be deemed to have rejected such Property as a Collateral Property. Such Property shall become a Collateral Property upon written approval of the Requisite Lenders and upon execution and delivery to the Agent of the documents and items described in Section 6.3., and such other items or documents as may be appropriate under the circumstances, including updates of the documents described in the immediately preceding subsections (b)(i), (b)(ii), (b)(iii) and (b)(iv), and satisfaction of all other closing requirements reasonably required by the Agent. Notwithstanding the foregoing, the unanimous consent of all of the Lenders shall be required to approve the acceptance of any Non-Stabilized Property as a Collateral Property if the aggregate Borrowing Base Values of all Non-Stabilized Properties that are Collateral Properties exceeds, or upon such acceptance would exceed, 35% of the total aggregate Borrowing Base Values for all Collateral Properties.

Section 4.2. Release of Properties.

     (a) Property Release. From time to time the Borrower may request, upon not less than 30 days prior written notice to the Agent, that all or any portion of any Collateral Property be released from the Liens created by the Security Documents applicable thereto, which release (the “Property Release”) shall be effected by the Agent if the Agent determines all of the following conditions are satisfied as of the date of such Property Release:

     (i) No Default or Event of Default exists or will exist immediately after giving effect to such Property Release and the reduction in the Borrowing Base by reason of the release of such Property;

     (ii) The Borrower shall have delivered to the Agent a Borrowing Base Certificate demonstrating on a pro forma basis, and the Agent shall have determined to its satisfaction (which determination may be based on Appraisals ordered pursuant to Section 4.3.(b)(iii)), that the outstanding principal balance of the Loans, together with the Letter of Credit Liabilities, will not exceed the Borrowing Base after giving effect to such request and any prepayment to be made and/or the acceptance of any Property as an additional or replacement Collateral Property to be given concurrently with such request; and

     (iii) The Borrower shall have delivered to the Agent all documents and instruments reasonably requested by the Agent in connection with such Property Release including, without limitation, the following:

     (A) the quitclaim deed or other instrument to be used to effect such Property Release; and

     (B) an appropriate endorsement to the mortgagee title insurance policy in effect with respect to the affected Collateral Property.

     (b) Developmental Property Release. Notwithstanding subsection (a) above, the Borrower may request, upon not less than 30 days prior written notice to the Agent, that a portion of a Collateral Property that is a developable parcel upon which no building has been constructed be released from the Liens created by the Security Documents applicable thereto, which release (“Developmental Property Release”) shall be effected by the Agent if the Agent reasonably determines all of the following conditions are satisfied as of the date of such Developmental Property Release:

     (i) No Default or Event of Default exists at the time of such Developmental Property Release;

     (ii) The Borrower shall have delivered to the Agent any easement over and upon such developmental parcel which the Agent reasonably determines is necessary to maintain functional ingress to and egress from any adjacent Collateral Property after giving effect to the Developmental Property Release;

     (iii) The Borrower shall have delivered to the Agent evidence reasonably satisfactory to the Agent that the release and development of such developmental parcel will not cause any adjacent Collateral Property to violate the parking requirements of the applicable zoning code after giving effect to the Developmental Property Release;

     (iv) The Borrower shall have delivered to the Agent the plans and specifications, which plans and specifications shall be approved by the Agent, which approval shall not be unreasonably withheld, for any structure which will be constructed on any portion of the Collateral Property that will remain subject to the Liens created by the Security Documents applicable thereto after such Development Property Release; and

     (v) The Borrower shall have delivered to the Agent the plat or replat relating to such developmental parcel, which plat or replat shall be approved by the Agent in connection with the Agent’s review of the deliveries made with respect to subsections (ii) through (iv) above, which approval shall not be unreasonably withheld.

Except as set forth in this Section 4.2., no Collateral Property, or any portion thereof, shall be released from the Liens created by the Security Documents applicable thereto.

Section 4.3. Frequency of Appraisals.

     The Appraised Value of a Collateral Property shall be determined or redetermined, as applicable, under each of the following circumstances:

     (a) In connection with the acceptance of a Property as a Collateral Property the Agent will determine the Appraised Value thereof as provided in Section 4.1.; or

     (b) From time to time upon at least 5 Business Days written notice to the Borrower and at the Borrower’s expense, the Agent may (and shall at the direction of the Requisite Lenders) redetermine the Appraised Value of a Collateral Property (based on a new Appraisal obtained by the Agent) in any of the following circumstances:

     (i) if necessary in order to comply with FIRREA or other Applicable Law relating to the Agent or the Lenders;

     (ii) if the Agent determines an Appraisal of such Property is necessary in connection with its determination under Section 4.2.(b) regarding the release of a Collateral Property;

     (iii) with respect to Non-Stabilized Properties, upon (i) the cancellation or termination of a Major Lease (other than with the express prior written consent of the Agent or pursuant to the terms of such Major Lease) or (ii) upon the occurrence of a breach of the terms of a Major Lease which breach (A) would allow a Major Tenant to cancel, terminate, revoke or rescind a Major Lease within a specified period of time and (B) continues for 30 days (or, if such condition or breach is not reasonably capable of being cured within such 30 day period, such additional period of time as may be required in order to cure such condition or breach not to exceed 60 days); or

     (iv) upon the occurrence and during the continuation of an Event of Default; or

     (c) At any time during the period commencing 18 months after the later of (i) the Effective Date or (ii) the date a Non-Stabilized Property is admitted as a Collateral Property, and ending on the date 6 months prior to the Termination Date, the Agent may (and shall at the written direction of the Requisite Lenders) determine or redetermine the Appraised Value of a Non-Stabilized Property which is a Collateral Property (based on a new Appraisal obtained by the Agent), at the Borrower’s expense; or

     (d) Upon a Collateral Property initially classified as a Stabilized Property becoming a Non-Stabilized Property.

Section 4.4. Frequency of Calculations of Borrowing Base.

     Initially, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered under Section 6.1. Thereafter, the Borrowing Base shall be the amount set forth as such in the Borrowing Base Certificate delivered from time to time under Article IX. or 4.2.(b). Any increase in the Borrowing Base Value of a Collateral Property shall become effective as of the next determination of the Borrowing Base Value as provided in this Section, provided that prior to such date of determination (a) if such increase is the result of an increase in (i) the Appraised Value of such Collateral Property, the Agent shall have given its written approval of such increase or (ii) the Adjusted Net Operating Income for such Property, the applicable Borrowing Base Certificate substantiates such increase and (b) the Borrower delivers to the Agent the following: (i) if the Property is not located in a Tie-In Jurisdiction and such increase is the result of an increase in the Appraised Value of such Property, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than 100% of the Appraised Value for such Property and (ii) if the Property is located in a Tie-In Jurisdiction, an endorsement to the title insurance policy in favor of the Agent with respect to such Property increasing the coverage amount thereof as related to such Property to not less than the portion of the Borrowing Base attributable to such Property, as well as endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements to an amount equal to the Borrowing Base (including the Property which experienced the increase in Borrowing Base Value) but in no event in an amount in excess of the aggregate amount of the Commitments.

ARTICLE V. YIELD PROTECTION, ETC.

Section 5.1. Additional Costs; Capital Adequacy.

     (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Loans or its obligation to make any LIBOR Loans hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Loans or its Commitment (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Loans or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Loans by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Loans is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or (iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender’s policies with respect to capital adequacy).

     (b) Lender’s Suspension of LIBOR Loans. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Loans and Borrower is unwilling, in its sole discretion, to bear such Additional Costs or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Loans into, LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.5. shall apply).

     (c) Additional Costs in Respect of Letters of Credit. Without limiting the obligations of the Borrower under the preceding subsections of this Section (but without duplication), if as a result of any Regulatory Change or any risk-based capital guideline or other requirement heretofore or hereafter issued by any Governmental Authority there shall be imposed, modified or deemed applicable any tax, reserve, special deposit, capital adequacy or similar requirement against or with respect to or measured by reference to Letters of Credit and the result shall be to increase the cost to the Agent of issuing (or any Lender of purchasing participations in) or maintaining its obligation hereunder to issue (or purchase participations in) any Letter of Credit or reduce any amount receivable by the Agent or any Lender hereunder in respect of any Letter of Credit, then, upon demand by the Agent or such Lender, the Borrower shall pay immediately to the Agent for its account or the account of such Lender, as applicable, from time to time as specified by the Agent or a Lender, such additional amounts as shall be sufficient to compensate the Agent or such Lender for such increased costs or reductions in amount.

     (d) Notification and Determination of Additional Costs. Each of the Agent and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that the failure of the Agent or any Lender to give such notice shall not release the Borrower from any of its obligations hereunder. The Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 5.2. Suspension of LIBOR Loans.

     Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

     (a) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Loans as provided herein or is otherwise unable to determine LIBOR, or

     (b) the Agent reasonably determines (which determination shall be conclusive absent manifest error) that the relevant rates of interest referred to in the definition of

LIBOR upon the basis of which the rate of interest for LIBOR Loans for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Loans for such Interest Period;

then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Loans, Continue LIBOR Loans or Convert Loans into LIBOR Loans and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Loan, either prepay such Loan or Convert such Loan into a Base Rate Loan.

Section 5.3. Illegality.

     Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding absent manifest error) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Loans hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender’s obligation to make or Continue, or to Convert Revolving Loans of any other Type into, LIBOR Loans shall be suspended until such time as such Lender may again make and maintain LIBOR Loans (in which case the provisions of Section 5.5. shall be applicable).

Section 5.4. Compensation.

     The Borrower shall pay to the Agent for the account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

     (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Loan, or Conversion of a LIBOR Loan, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Loan; or

     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Article 6.2. to be satisfied) to borrow a LIBOR Loan from such Lender on the date for such borrowing, or to Convert a Base Rate Loan into a LIBOR Loan or Continue a LIBOR Loan on the requested date of such Conversion or Continuation.

Not in limitation of the foregoing, such reasonable compensation shall include, without limitation, in the case of a LIBOR Loan, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Loan for the remainder of the Interest Period at the rate applicable to such LIBOR Loan, less (B) the amount of interest that would accrue on the same LIBOR Loan for the same period if LIBOR were set on the date on which such LIBOR Loan was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Loan, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon the Borrower’s request (made through the Agent), any Lender seeking compensation under this Section shall provide the

Borrower with a statement setting forth the reasonable basis for requesting such compensation and the method for determining the amount thereof, which basis and method shall include, without limitation, the basis for interest calculated pursuant to clause (B) above. Any such statement shall be conclusive absent manifest error.

Section 5.5. Treatment of Affected Loans.

     If the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into, LIBOR Loans shall be suspended pursuant to Section 5.1.(b), Section 5.2., or Section 5.3. then such Lender’s LIBOR Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for LIBOR Loans (or, in the case of a Conversion required by Section 5.1.(b), Section 5.2., or Section 5.3. on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.1., Section 5.2., or Section 5.3. that gave rise to such Conversion no longer exist:

     (a) to the extent that such Lender’s LIBOR Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s LIBOR Loans shall be applied instead to its Base Rate Loans; and

     (b) all Revolving Loans that would otherwise be made or Continued by such Lender as LIBOR Loans shall be made or Continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be Converted into LIBOR Loans shall remain as Base Rate Loans.

     If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 5.1. or 5.3. that gave rise to the Conversion of such Lender’s LIBOR Loans pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Loans made by other Lenders are outstanding, then such Lender’s Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding LIBOR Loans and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 5.6. Change of Lending Office.

     Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Loans affected by the matters or circumstances described in Sections 3.11., 5.1. or 5.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not materially disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 5.7. Affected Lenders.

     If (a) a Lender requests compensation pursuant to Section 3.11. or 5.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender to make LIBOR Loans or to Continue, or to Convert Base Rate Loans into LIBOR Loans shall be suspended pursuant to Section 5.1., 5.2. or 5.3. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 13.5.(c) for a purchase price equal to the aggregate principal balance of Loans then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected. Each of the Agent, the Borrower and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders; provided, however, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender’s administrative or legal costs incurred as a result of the Borrower’s exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower’s obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section 3.11. or 5.1.

Section 5.8. Assumptions Concerning Funding of LIBOR Loans.

     Calculation of all amounts payable to a Lender under this Article shall be made as though such Lender had actually funded LIBOR Loans through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article.

ARTICLE VI. CONDITIONS PRECEDENT

Section 6.1. Initial Conditions Precedent.

     The obligation of the Lenders to effect or permit the occurrence of the first Credit Event hereunder, whether as the making of a Loan or the issuance of a Letter of Credit, is subject to the satisfaction or waiver of the following conditions precedent:

     (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

     (i) counterparts of this Agreement executed by each of the parties hereto;

     (ii) Revolving Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.11. and the Swingline Note executed by the Borrower, payable to the Swingline Lender;

     (iii) the Guaranty executed by each of the Guarantors initially to be a party thereto;

     (iv) an opinion of White & Case LLP, counsel to the Borrower and the Guarantors, and addressed to the Agent and the Lenders and covering the matters set forth in Exhibit L;

     (v) the certificate or articles of incorporation, articles of organization, certificate of limited partnership, declaration of trust or other comparable organizational instrument (if any) of each Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Person;

     (vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

     (vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Swingline Borrowing, requests for Letters of Credit, Notices of Conversion and Notices of Continuation;

     (viii) copies certified by the Secretary or Assistant Secretary of each Loan Party (or other individual performing similar functions) of (A) the by-laws of such Person, if a corporation, the operating agreement, if a limited liability company, the partnership agreement, if a limited or general partnership, or other comparable document in the case of any other form of legal entity and (B) all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

     (ix) a Borrowing Base Certificate calculated as of the Effective Date;

     (x) a Compliance Certificate calculated on a pro forma basis for the Borrower’s fiscal quarter ending March 31, 2004;

     (xi) evidence of such insurance as is required pursuant to Section 8.5.;

     (xii) with respect to each Property identified on Schedule 4.1., each of the items referred to in Section 6.3. required to be delivered in connection with any Collateral Property;

     (xiii) evidence satisfactory to the Agent that the Fees, if any, then due and payable under Section 3.6., together with all other fees, expenses and reimbursement amounts due and payable to the Agent and any of the Lenders, including without limitation, the fees and expenses of counsel to the Agent, have been paid;

     (xiv) Letters from the administrative agent under the Existing Credit Agreement providing information regarding the payment in full of amounts outstanding thereunder and providing for the termination thereof and all Liens granted in connection therewith; and

     (xv) such other documents and instruments as the Agent, or any Lender through the Agent, may reasonably request; and

     (b) In the good faith judgment of the Agent:

     (i) There shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Borrower and its Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

     (ii) No litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party to fulfill its obligations under the Loan Documents to which it is a party;

     (iii) The Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower or any other Loan Party to fulfill its obligations under the Loan Documents to which it is a party; and

     (iv) There shall not have occurred or exist any other material disruption of financial or capital markets that could reasonably be expected to materially and adversely affect the transactions contemplated by the Loan Documents.

Section 6.2. Conditions Precedent to All Loans and Letters of Credit.

     The obligations of (i) Lenders to make any Loans, and (ii) the Agent to issue Letters of Credit, are each subject to the further conditions precedent that: (a) no Default or Event of Default shall exist as of the date of the making of such Loan or date of issuance of such Letter of Credit or would exist immediately after giving effect thereto, and the condition described in Section 2.15. would exist after giving effect thereto; (b) the representations and warranties made or deemed made by the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Loan or date of issuance of such Letter of Credit with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder and (c) in the case of the borrowing of Revolving Loans, the Agent shall have received a timely Notice of Borrowing or Notice of Continuation/Conversion, or in the case of a Swingline Loan, the Swingline Lender shall have received a timely Notice of Swingline Borrowing. Each Credit Event shall constitute a certification by the Borrower to the effect set forth in the preceding sentence (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Loan is made or such Letter of Credit is issued that all conditions to the making of such Loan or issuing of such Letter of Credit contained in this Article VI. have been satisfied.

Section 6.3. Conditions Precedent to a Property Becoming a Collateral Property.

     No Property shall become a Collateral Property until the Borrower shall have (or shall have caused to be) executed and delivered to the Agent all documents and instruments required under Section 4.1., and the Requisite Lenders shall have approved such Property as provided in such Section, and the Borrower shall have (or shall cause to be) executed and delivered to the Agent the following instruments, documents and agreements in respect of such Property, each to be in form and substance satisfactory to the Agent:

     (a) A Security Deed encumbering such Property in favor of the Agent for the benefit of the Lenders, the form of such Security Deed to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

     (b) An Assignment of Leases and Rents, the form of such Assignment of Leases and Rents to be modified as appropriate to conform to the Applicable Laws of the jurisdiction in which such Property is located;

     (c) An Environmental Indemnity Agreement;

     (d) Copies of (1) all Property Management Agreements and all other Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property, if any, and (2) in any event copies of all tenant leases with respect to such Property (or, if acceptable to the Agent, a summary of the terms thereof);

     (e) A Property Management Contract Assignment covering the Property Management Agreement, if any, for such Property;

     (f) If requested by the Agent, collateral assignments of the other Material Contracts relating to the use, occupancy, operation, maintenance, enjoyment or ownership of such Property;

     (g) An ALTA 1992 Form mortgagee's Policy of Title Insurance (without any creditor's rights exclusion) or other form acceptable to the Agent in favor of the Agent for the benefit of the Lenders with respect to such Property, including endorsements with respect to such items of coverage as the Agent may request and which endorsements are available, in the amount of coverage required in the following sentence, issued by a title insurance company acceptable to the Agent and with coinsurance or reinsurance (with direct access agreements) with title insurance companies acceptable to the Agent, showing the fee simple title to the land and improvements described in the applicable Security Deed as vested in the Borrower or a Subsidiary, and insuring that the Lien granted by such Security Deed is a valid Lien against said property, subject only to such restrictions, encumbrances, easements and reservations as are acceptable to the Agent. The amount of coverage under such policy must equal (i) 100% of the Appraised Value of such Property (excluding the value of any personal property located at such Property) if such Property is not located in a Tie-In Jurisdiction or (ii) the Borrowing Base Value of such Property at such time if such Property is located in a Tie-In Jurisdiction;

     (h) Copies of all documents of record reflected in Schedule B of such Policy of Title Insurance;

     (i) If such Property is located in a Tie-In Jurisdiction, endorsements to all other existing title insurance policies issued to the Agent with respect to all other Properties located in Tie-In Jurisdictions reflecting an increase in the aggregate insured amount under the “tie-in” endorsements to an amount equal to the aggregate amount of the Borrowing Base Values of all such Properties (including the Property to be included as a Collateral Property) but in no event in an amount in excess of the aggregate amount of the Commitments;

     (j) UCC, tax, judgment and lien search reports with respect to the Borrower (or Subsidiary if the Property is owned by a Subsidiary) and such Property in all necessary or appropriate jurisdictions indicating that there are no Liens of record on such Property or any of the Collateral relating thereto other than Permitted Liens;

     (k) Estoppel certificates and copies of leases from tenants leasing in aggregate at least 75% of the occupied net rentable square footage of such Property, and subordination, non-disturbance and attornment agreements from all Major Tenants leasing any of such Property;

     (l) A certified survey of such Property certified by a surveyor licensed in the applicable jurisdiction to have been prepared in accordance with the then effective Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, sufficiently current to cause the title insurer to issue a policy without exception for matters of survey;

     (m) If not adequately covered by the survey certification provided for above, a certificate from a licensed engineer or other professional satisfactory to the Agent that such Property is not located in a Special Flood Hazard Area as defined by the Federal Insurance Administration;

     (n) Evidence that such Property complies with applicable zoning and land use laws;

     (o) An opinion of counsel admitted to practice law in the jurisdiction in which such Property is located and acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the transactions contemplated hereby as the Agent may reasonably request;

     (p) An opinion of counsel admitted to practice law in the jurisdiction in which the Borrower is formed (and if the Property is owned by a Subsidiary, also in the jurisdiction where such Subsidiary is formed) acceptable to the Agent, addressed to the Agent and each Lender covering such legal matters relating to the formation and existence and power of the Person executing documents, and the due authorization, execution and delivery of the Security Documents and other documents for consummating the transactions contemplated hereby as the Agent may reasonably request;

     (p) If such Property is owned by a Subsidiary of the Borrower, all of the items required to be delivered to the Agent under Section 8.13.;

     (q) Final certificates of occupancy and any other Governmental Approvals relating to such Property to the extent available;

     (s) If requested by the Agent, plans and specifications for such Property, provided the same shall only be required to the extent reasonably available to the Borrower; and

     (t) Such other instruments, documents, agreements, financing statements, certificates, opinions and other Security Documents as the Agent may reasonably request.

Section 6.4. Conditions as Covenants.

     If the Lenders permit the making of any Loans, or the Agent issues a Letter of Credit, prior to the satisfaction of all conditions precedent set forth in Sections 6.1. and 6.2., the Borrower shall nevertheless cause such condition or conditions to be satisfied within 5 Business Days after the date of the making of such Loans or the issuance of such Letter of Credit. Unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Agent and the other Lenders that insofar as such Lender is concerned the Borrower has satisfied the conditions precedent for initial Loans set forth in Sections 6.1. and 6.2.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties.

     In order to induce the Agent and each Lender to enter into this Agreement and to make Loans and, in the case of the Agent, to issue Letters of Credit, and, in the case of the Lenders, to acquire participations in Letters of Credit, the Borrower represents and warrants to the Agent and each Lender as follows:

     (a) Organization; Power; Qualification. Each of the Loan Parties and the other Subsidiaries is a corporation, limited liability company, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a foreign corporation, limited liability company, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect.

     (b) Ownership Structure. Part I of Schedule 7.1.(b) is, as of the Agreement Date, a complete and correct list of all Subsidiaries of the Borrower setting forth for each such Subsidiary, (i) the jurisdiction of organization of such Person, (ii) each Person holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person, (iv) the percentage of ownership of such Person represented by such Equity Interests and (v) whether such Subsidiary is an Excluded Subsidiary. Except as disclosed in such Schedule, (A) each of the Borrower and its Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders’ or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership, limited liability company or other ownership interests of any type in, any such Person. Part II of Schedule 7.1.(b) correctly sets forth all Unconsolidated Affiliates of the Borrower, including the correct legal name of such Person, the type of legal entity which each such Person is, and all ownership interests in such Person held directly or indirectly by the Borrower.

     (c) Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to borrow. The Borrower and each other Loan Party has the right and power to obtain other extensions of credit hereunder, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower or any other Loan Party is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

     (d) Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party; (ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower or any other Loan Party, or any indenture, agreement or other instrument to which any other Loan Party is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party other than in favor of the Agent for the benefit of the Lenders.

     (e) Compliance with Law; Governmental Approvals. Each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

     (f) Title to Properties; Liens. Schedule 7.1.(f) is, as of the Agreement Date, a complete and correct listing of all real estate assets of the Loan Parties and the other Subsidiaries, setting forth, for each such Property, the current occupancy status of such Property, whether such Property is a Development Property or Major Redevelopment Property (and, if such Property is a Development Property or Major Redevelopment Property, the status of completion of such Property), whether such Property is a Stabilized Property or a Non-Stabilized Property (and, if such Property is a Stabilized Property, whether such Property is a Class A Stabilized Property). Each of the Loan Parties and all other Subsidiaries has good, marketable and legal title to, or a valid leasehold interest in, its respective assets. None of the Collateral is subject to any Lien other than Permitted Liens.

     (g) Existing Indebtedness; Total Liabilities. Part I of Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Indebtedness (including all Guarantees) of each of the Loan Parties and the other Subsidiaries, and if such Indebtedness is secured by any Lien, a description of all of the property subject to such Lien. As of the Agreement Date, the Loan Parties and the other Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute a default or event of default, exists with respect to any such Indebtedness. Part

II of Schedule 7.1.(g) is, as of the Agreement Date, a complete and correct listing of all Total Liabilities of the Loan Parties and the other Subsidiaries (excluding any Indebtedness set forth on Part I of such Schedule).

     (h) Material Contracts. Schedule 7.1.(h) is, as of the Agreement Date, a true, correct and complete listing of all Material Contracts. Each of the Loan Parties and the other Subsidiaries that are parties to any Material Contract has performed and is in compliance with all of the terms of such Material Contract, and no default or event of default, or event or condition which with the giving of notice, the lapse of time, or both, would constitute such a default or event of default, exists with respect to any such Material Contract.

     (i) Litigation. Except as set forth on Schedule 7.1.(i), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting, any Loan Party, any other Subsidiary or any of their respective property in any court or before any arbitrator of any kind or before or by any other Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, and there are no strikes, slow downs, work stoppages or walkouts or other labor disputes in progress or threatened relating to, any Loan Party or any other Subsidiary.

     (j) Taxes. All federal, state and other tax returns of, each Loan Party and each other Subsidiary required by Applicable Law to be filed have been duly filed, and all federal, state and other taxes, assessments and other governmental charges or levies upon, each Loan Party and each other Subsidiary and their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 8.6. As of the Agreement Date, none of the United States income tax returns of, any Loan Party or any other Subsidiary is under audit. All charges, accruals and reserves on the books of the Borrower and each of its Subsidiaries in respect of any taxes or other governmental charges are in accordance with GAAP.

     (k) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheet of CRT and its consolidated Subsidiaries for the fiscal years ended December 31, 2002 and December 31, 2003, and the related consolidated statements of operations, shareholders’ equity and cash flow for the fiscal years ended on such dates, with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheet of CRT and its consolidated Subsidiaries for the fiscal quarter ended March 31, 2004, and the related consolidated statements of operations, shareholders’ equity and cash flow of CRT and its consolidated Subsidiaries for the fiscal quarter period ended on such date. Such balance sheets and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of CRT and its consolidated Subsidiaries as at their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Borrower nor any of its Subsidiaries has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

     (l) No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Borrower and its consolidated Subsidiaries taken as a whole. Each of the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

     (m) ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

     (n) Absence of Defaults. None of the Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, have a Material Adverse Effect.

     (o) Environmental Laws. In the ordinary course of business and from time to time each of the Loan Parties and the other Subsidiaries conducts reviews of the effect of Environmental Laws on its respective business, operations and properties, including without limitation, its respective Properties, in the course of which such Loan Party or such other Subsidiary identifies and evaluates associated liabilities and costs (including, without limitation, determining whether any capital or operating expenditures are required for clean-up or closure of properties presently or previously owned, determining whether any capital or operating expenditures are required to achieve or maintain compliance in all material respects with Environmental Laws or required as a condition of any Governmental Approval, any contract, or any related constraints on operating activities, determining whether any costs or liabilities exist in connection with off-site disposal of wastes or Hazardous Materials, and determining whether any actual or potential liabilities to third parties, including employees, and any related costs and expenses exist). Each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, no Loan Party is aware of, nor has it received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Material; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or, to the Borrower’s knowledge, threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or such other Subsidiary, could be reasonably expected to have a Material Adverse Effect.

     (p) Investment Company; Public Utility Holding Company. No Loan Party, nor any other Subsidiary is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

     (q) Margin Stock. No Loan Party nor any other Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

     (r) Affiliate Transactions. Except as permitted by Section 10.10. or as otherwise set forth on Schedule 7.1.(r), no Loan Party nor any other Subsidiary is a party to or bound by any agreement or arrangement (whether oral or written) with any Affiliate.

     (s) Intellectual Property. Each of the Loan Parties and each other Subsidiary owns or has the right to use, under valid license agreements or otherwise, all patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of its businesses, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person. All such Intellectual Property is fully protected and/or duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filing or issuances. No material claim has been asserted by any Person with respect to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such Intellectual Property.

     (t) Business. As of the Agreement Date, the Loan Parties and the other Subsidiaries are engaged in the business of acquiring, developing, owning, managing, leasing and operating real property and business activities and investments incidental thereto.

     (u) Broker’s Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by any Loan Party for any other services rendered to any Loan Party or any other Subsidiaries ancillary to the transactions contemplated hereby.

     (v) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Agent or any Lender by, on behalf of, or at the direction of, any Loan Party or any other Subsidiary were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No fact is known to any Loan Party which has had, or may in the future have (so far as any Loan Party can reasonably foresee), a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 7.1.(k) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution of, or pursuant to, this Agreement or any of the other Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of any Loan Party or any other Subsidiary or omits or will omit to state a material fact necessary in order to make the statements contained therein not misleading.

      (w) Not Plan Assets; No Prohibited Transactions. None of the assets of any Loan Party or any other Subsidiary constitutes “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder, of any Plan. The execution, delivery and performance of the Loan Documents by the Loan Parties, and the borrowing, other credit extensions and repayment of amounts thereunder, do not and will not constitute “prohibited transactions” under ERISA or the Internal Revenue Code.

     (x) Collateral. Each Property included in calculations of the Borrowing Base satisfies all requirements under the Loan Documents for being an Eligible Property.

     (y) Tax Shelter Regulations. Neither any Loan Party nor any subsidiary of any Loan Party intends to treat the Loans or the transactions contemplated by this Agreement and the other Loan Documents as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If any Loan Party determines to take any action inconsistent with such intention, Borrower will promptly notify the Agent thereof. If Borrower so notifies the Agent, Borrower acknowledges that the Agent and any Lender may treat the Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and the Agent and such Lenders, will maintain the lists and other records, including the identity of the applicable party to the Loans as required by such Treasury Regulation.

Section 7.2. Survival of Representations and Warranties, Etc.

     All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or any other Subsidiary to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Loans and the issuance of the Letters of Credit.

ARTICLE VIII. AFFIRMATIVE COVENANTS

     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 13.6., the Borrower shall comply with the following covenants:

Section 8.1. Preservation of Existence and Similar Matters.

     Except as otherwise permitted under Section 10.6., the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 8.2. Compliance with Applicable Law and Material Contracts.

     The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with (a) all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect, and (b) all terms and conditions of all Material Contracts to which it is a party.

Section 8.3. Maintenance of Property.

     In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, (a) protect and preserve all of its material properties, including, but not limited to, all Intellectual Property necessary to the conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

conduct of its respective business, and maintain in good repair, working order and condition all tangible properties, ordinary wear and tear excepted, and (b) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements and additions to such properties, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 8.4. Conduct of Business.

     The Borrower shall, and shall cause the other Loan Parties and each other Subsidiary to, carry on its respective businesses as described in Section 7.1.(t) and not enter into any line of business not otherwise engaged in by such Person as of the Agreement Date except businesses described in Section 7.1.(t).

Section 8.5. Insurance.

     The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by similar businesses or as may be required by Applicable Law. Such insurance shall, in any event, include the following with respect to each Collateral Property:

     (a) Insurance against loss to such Properties on an “all risk” policy form, covering insurance risks no less broad than those covered under a Standard Multi Peril (SMP) policy form, which contains a Commercial ISO “Causes of Loss-Special Form,” in the then current form, and such other risks as the Agent may reasonably require and with such endorsements as the Agent may require, insuring the Agent, for the benefit of the Lenders, against damage to the Property and the improvements in and amount acceptable to the Agent, which policy must affirmatively cover losses sustained by acts of terrorism;

     (b) Flood insurance, as required by applicable governmental regulations or as deemed necessary by the Agent;

     (c) Commercial general liability insurance with limits as required by the Agent, insuring against liability for injury and/or death to any person and/or damage to any property occurring on the Property and or in the improvements on such Property form any cause whatsoever; and

     (d) Such other insurance relating to the Properties and the uses and operation thereof as Agent may, from time to time, reasonably require.

The Borrower shall provide to the Agent the originals of all required insurance policies, or other evidence of insurance acceptable to the Agent. All insurance policies shall provide that the insurance shall not be cancelable or materially changed without 10 days prior written notice to the Agent. The Agent, for the benefit of the Lenders, shall be named under a Lender’s Loss Payable Endorsement on all insurance policies which the Borrower actually maintains with respect to the Property and improvements thereon. The provisions of this Section shall include any insurance required to be maintained by a tenant under a lease, with the Agent to be named an additional insured (or loss payee, as applicable) in each case where the Borrower is entitled to be so named. The Borrower shall provide to the Agent evidence of any other hazard insurance that the Requisite Lenders may deem necessary at any time.

Section 8.6. Payment of Taxes and Claims.

     The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, pay and discharge when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person; provided, however, that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person in accordance with GAAP.

Section 8.7. Books and Records; Inspections.

     The Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party and each other Subsidiary to, permit representatives of the Agent or any Lender to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in the Borrower’s presence if an Event of Default does not then exist), all at such reasonable times during business hours and as often as may reasonably be requested and so long as no Event of Default exists, with reasonable prior notice. The Borrower shall be obligated to reimburse the Agent and the Lenders for their costs and expenses incurred in connection with the exercise of their rights under this Section only if such exercise occurs while a Default or Event of Default exists.

Section 8.8. Use of Proceeds.

     The Borrower will only use the proceeds of Loans (a) for the payment of pre-development and development costs incurred in connection with Properties owned by the Borrower or any Subsidiary; (b) to finance acquisitions and equity investments not prohibited by this Agreement; (c) to finance capital expenditures and the repayment of Indebtedness of the Borrower and its Subsidiaries; and (d) to provide for the general working capital needs of the Borrower and its Subsidiaries and for other general corporate purposes of the Borrower and its Subsidiaries. The Borrower shall only use Letters of Credit for the same purposes for which it may use the proceeds of Loans. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock.

Section 8.9. Environmental Matters.

     The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If any Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law may have been committed or is about to be committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Materials or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Materials or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by such Person or any of the Subsidiaries. The Loan Parties and the other Subsidiaries shall promptly take all actions necessary to prevent the imposition of any Liens on any of their respective properties arising out of or related to any Environmental Laws.

Section 8.10. Further Assurances.

     At the Borrower’s cost and expense and upon request of the Agent, the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 8.11. REIT Status.

     CRT shall at all times maintain its status as a REIT.

Section 8.12. Exchange Listing.

     The Borrower shall at all times maintain at least one class of common shares of the Borrower having trading privileges on the New York Stock Exchange or the American Stock Exchange.

Section 8.13. Guarantors.

     (a) New Guarantors. The Borrower shall cause each Wholly Owned Subsidiary (other than an Excluded Subsidiary) of the Borrower that is not already a Guarantor and to which any of the following conditions apply (each a “New Guarantor”), to execute and deliver to the Agent an Accession Agreement to the Guaranty, together with the other items required to be delivered under the immediately following subsection (b):

          (i) such Subsidiary owns any parcel of real property;

          (ii) such Subsidiary incurs, or otherwise becomes obligated in respect of, any Indebtedness other than Indebtedness described in clause (c), (d), (e), (f) or (i) of the definition of Indebtedness; or

          (iii) such Subsidiary, together with the Excluded Subsidiaries and any other Subsidiaries that are not Guarantors hereunder, hold at any time cash or cash equivalents (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted) in an amount which exceed $10,000,000.

Any such Accession Agreement and the other items required under such subsection (b) must be delivered to the Agent no later than 45 days following the last day of the Borrower’s fiscal quarter during which the provisions of this subsection first apply to such Subsidiary. The provisions of this subsection shall apply to any Excluded Subsidiary upon it ceasing to be subject to the restriction which prevented it from becoming a Guarantor on the Effective Date or delivering an Accession Agreement pursuant to this Section.

     (b) Required Deliveries. Each Accession Agreement delivered by a New Guarantor under the immediately preceding subsection (a) shall be accompanied by (i) the items that would have been delivered under Sections 6.1.(iv) through (viii) if such New Guarantor had been a Guarantor on the Agreement Date and (ii) such other documents and instruments as the Agent may reasonably request.

     (c) Accommodation Guarantors. The Borrower may, at its option, cause any Person that is not already a Guarantor and which owns Equity Interests issued by a Borrower or a Subsidiary of a Borrower to Guarantee all or any portion of the Obligations by executing and delivering to the Agent a guaranty agreement in form and substance satisfactory to the Borrower and the applicable Accommodation Guarantor. Any such guaranty agreement may provide that it is a guaranty of collection and not of payment and may only be enforced by the Agent after all other rights and remedies against any other Person have been fully exercised by the Agent, and may otherwise contain limitations on the scope of such guaranty, including release provisions and such other provisions as Borrower and the Accommodation Guarantors determine.

     (d) Release of Certain Guarantors. The Borrower may request in writing that the Agent release a Guarantor if (i) such Guarantor, upon its release as a Guarantor, will become an Excluded Subsidiary or will cease to be a Subsidiary, and (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release. Together with any such request, the Borrower shall deliver to the Agent a certificate signed by the principal financial officer of the Borrower certifying that the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct upon the release of such Guarantor. No later than 10 Business Days following the Agent’s receipt of any such written request and the related certificate, and so long as the conditions set forth in immediately preceding clauses (i) and (ii) will be true and correct, such release shall be effective and Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as Borrower may reasonably request to evidence such release. In addition to the foregoing, the Borrower may at anytime request that the Agent release an Accommodation Guarantor from the applicable guaranty agreement. No later than 10 Business Days following the Agent’s receipt of any such written request to release an Accommodation Guarantor, such release shall be effective and Agent shall execute and deliver, at the sole cost and expense of the Borrower, such documents as Borrower may reasonably request to evidence such release.

     (e) Accommodation Guarantor Indemnity. Not in limitation of any of the Borrower’s obligations under Section 13.2.(c) or 13.9., the Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, each Lender and each other Indemnified Party from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any Indemnity Proceeding (other than an action to enforce the Accommodation Guarantor’s guaranty) which is in any way related directly or indirectly to any Accommodation Guarantor Guaranteeing any of the Obligations.

Article IX. Information

     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall furnish to each Lender (or to the Agent if so provided below) at its Lending Office:

Section 9.1. Quarterly Financial Statements.

     As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 45 days after the end of each of the first, second and third fiscal quarters of the Borrower), the unaudited consolidated balance sheet of CRT and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of CRT and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the principal financial officer of CRT, in his or her opinion, to present fairly, in accordance with GAAP, the consolidated financial position of CRT and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year?end audit adjustments).

Section 9.2. Year-End Statements.

     As soon as available and in any event within 5 days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 90 days after the end of each fiscal year of the Borrower), the audited consolidated balance sheet of CRT and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders’ equity and cash flows of CRT and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by the principal financial officer of CRT, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of CRT and its Subsidiaries as at the date thereof and the result of operations for such period.

Section 9.3. Compliance Certificate.

     At the time the financial statements are furnished pursuant to the immediately preceding Sections 9.1. and 9.2., a certificate substantially in the form of Exhibit M (a “Compliance Certificate”) executed on behalf of the Borrower by the principal financial officer of CRT (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Borrower was in compliance with the covenants contained in Section 10.1.; and (b) stating that no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Borrower with respect to such event, condition or failure.

Section 9.4. Other Information.

     (a) Promptly upon receipt thereof, copies of all reports, if any, submitted to the Borrower or its Board of Directors by its independent public accountants including, without limitation, any management report;

     (b) Within 5 Business Days of the filing thereof, copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S?8 or its equivalent), reports on Forms 10?K, 10?Q and 8?K (or their equivalents) and all other periodic reports which any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefor) or any national securities exchange;

     (c) Promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed and promptly upon the issuance thereof copies of all press releases issued by the Borrower, any Subsidiary or any other Loan Party;

     (d) As soon as available and in any event within 45 days after the end of each fiscal quarters of CRT, a Borrowing Base Certificate setting forth the information to be contained therein, as of the last day of such fiscal quarter. The Borrower shall also deliver a Borrowing Base Certificate as required pursuant to Sections 4.2.(b) and 6.3.(p).

      (e) Within 45 days after the end of each fiscal quarter of CRT, an operating summary with respect to each Collateral Property, including without limitation, a quarterly and year-to-date statement of Net Operating Income and a leasing/occupancy status report together with a current rent roll for such Property.

      (f) No later than 45 days before each quarter of CRT ending prior to the Termination Date, projected cash flow statements of CRT and its Subsidiaries on a consolidated basis for the next succeeding four quarter period, all itemized in reasonable detail. The foregoing shall be accompanied by pro forma calculations, together with detailed assumptions, required to establish whether or not the Borrower, and when appropriate its consolidated Subsidiaries, will be in compliance with the covenants contained in Sections 10.1. and at the end of each succeeding four fiscal quarters.

     (g) No later than 30 days before the end of each fiscal year of CRT ending prior to the Termination Date, a property budget for each Property for the coming fiscal year of CRT, together with any explanatory materials that the Agent may reasonably request.

     (h) If and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the controller of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

     (i) To the extent any Loan Party or any other Subsidiary is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party or any other Subsidiary are being audited;

     (j) Prompt notice of any change in the senior management of the Borrower, any Subsidiary or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of any Loan Party or any other Subsidiary which has had or could have Material Adverse Effect;

     (k) Prompt notice of the occurrence of any Default or Event of Default or any event which constitutes or which with the passage of time, the giving of notice, or otherwise, would constitute a default or event of default by any Loan Party or any other Subsidiary under any

Material Contract to which any such Person is a party or by which any such Person or any of its respective properties may be bound;

     (l) Promptly upon entering into any Material Contract after the Agreement Date, a copy of such Material Contract to the Agent;

     (m) Prompt notice of the failure of any Major Tenant to comply with any material terms, covenants, conditions or agreements under any Major Lease;

     (n) No later than five (5) Business Days prior to the effective date thereof, a copy of any proposed lease which would be a Major Lease together with the most recent financial statements of such proposed tenant and any guarantor, which proposed Major Lease shall be acceptable to the Agent in its reasonable discretion;

     (o) Prompt notice of any order, judgment or decree in excess of $1,000,000 having been entered against any Loan Party or any other Subsidiary or any of their respective properties or assets;

     (p) At the time the financial statements are furnished pursuant to Sections 9.1. and 9.2., notice of any acquisition, incorporation or other creation of any Subsidiary during such reporting period, together with the purpose for such Subsidiary, the nature of the assets and liabilities thereof and whether such Subsidiary is a Wholly Owned Subsidiary of the Borrower;

     (q) Promptly upon the request of the Agent, evidence of the Borrower’s calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Agent; and

     (r) From time to time and promptly upon each request, such data, certificates, reports, statements, opinions of counsel, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

ARTICLE X. NEGATIVE COVENANTS

     For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 13.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 13.6., the Borrower shall comply with the following covenants:

Section 10.1. Financial Covenants.

     (a) Ratio of Total Liabilities to Gross Asset Value. The Borrower shall not permit the ratio of (i) Total Liabilities of the Borrower and its Subsidiaries determined on a consolidated basis to (ii) Gross Asset Value, to exceed 0.650 to 1.00 at any time.

     (b) Ratio of Adjusted EBITDA to Fixed Charges. The Borrower shall not permit the ratio of (i) Adjusted EBITDA for any fiscal quarter ending during the term of this Agreement to

(ii) Fixed Charges for such fiscal quarter, to be less than 1.50 to 1.00 at the end of such fiscal quarter.

     (c) Ratio of Adjusted Net Operating Income to Indebtedness. The Borrower shall not permit the ratio of (i) Adjusted Net Operating Income for all of the Properties of the Borrower and its Subsidiaries determined on a consolidated basis for any fiscal quarter ending during the term of this Agreement at the end of such fiscal quarter multiplied by 4 to (ii) Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis at the end of such fiscal quarter, to be less than 0.1275 to 1.00 at the end of such fiscal quarter. For purposes of determining Adjusted Net Operating Income with respect to a Property owned by a Subsidiary that is not a Wholly Owned Subsidiary, only the Borrower’s Ownership Share of the Net Operating Income of such Property shall be used.

     (d) Ratio of Borrowing Base Adjusted NOI to Facility Interest Expense. The Borrower shall not permit the ratio of (i) Borrowing Base Adjusted NOI for any fiscal quarter ending during the term of this Agreement to (ii) Facility Interest Expense for such fiscal quarter, to be less than 2.00 to 1.00 at the end of such fiscal quarter.

     (e) Minimum Tangible Net Worth. The Borrower shall not permit its Tangible Net Worth at the end of any fiscal quarter to be less than (i) $325,000,000 plus (ii) 85% of the Net Proceeds of all Equity Issuances effected at any time after March 31, 2004 by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any of its Subsidiaries.

     (f) Permitted Investments. The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the indicated percentages of Gross Asset Value at any time:

          (i) Properties that are developed but that are developed for uses other than for office space, such that the value of all such Properties exceeds 5.0% of Gross Asset Value;

          (ii) land on which no development (other than improvements that are not material and are temporary in nature) has occurred, such that the value of all such land exceeds 5.0% of Gross Asset Value;

          (iii) promissory notes secured by a Lien on either real property or all of the Equity Interests of a single purpose entity which owns real estate, such that the value of all such promissory notes exceeds 20.0% of Gross Asset Value;

          (iv) Equity Interests and other Investments in Persons that are not Subsidiaries or Unconsolidated Affiliates, such that the aggregate value of such Investments exceeds 5.0% of Gross Asset Value;

          (v) Equity Interests and other Investments in (x) Subsidiaries that are not Wholly Owned Subsidiaries and (y) Unconsolidated Affiliates, such that the aggregate value of such Investments exceeds 25.0% of Gross Asset Value;

          (vi) Development Properties and Major Redevelopment Properties, such that the aggregate Total Budgeted Costs for all such Properties exceeds 20.0% of Gross Asset Value; and

          (vii) Non-Stabilized Properties, Development Properties and Major Redevelopment Properties, such that the aggregate value of such Non-Stabilized Properties determined in accordance with definition Operating Property Value, together with the aggregate Total Budgeted Costs for all such Development Properties and Major Redevelopment Properties, exceeds 50.0% of Gross Asset Value.

In addition to the foregoing limitations, the aggregate value of all of the items subject to the limitations in the preceding clauses (i) through (v) shall not exceed 30.0% of Gross Asset Value. For purposes of determining compliance with this 30% aggregate limitation, any asset that can be included under more than one of the preceding clauses shall only be included in one applicable clause. For purposes of clause (v) above, the value of the Borrower’s Investment in a Subsidiary or Unconsolidated Affiliate shall equal the Borrower’s Ownership Share of (A) the value of the assets of such Person determined in a manner consistent with how Gross Asset Value is calculated, less (B) the Total Liabilities of such Person. For purposes of each clause above, other than clause (v), the value of an item shall equal the lower of cost or market price as determined in accordance with GAAP. For purposes of clause (vi) and (vii), the Total Budgeted Costs with respect to any Development Property or Major Redevelopment Property owned by an Unconsolidated Affiliate of the Borrower shall equal the greater of (i) the product of (x) the Borrower’s Ownership Share in such Unconsolidated Affiliate and (y) the Total Budgeted Costs for such Property and (ii) the amount of Indebtedness of such Unconsolidated Affiliate which is recourse to the Borrower or any Subsidiary (other than Indebtedness under Guarantees of performance and Guarantees of liabilities arising from customary exceptions to Nonrecourse Indebtedness as described in the definition of such term). The limitations of clause (v) of this subsection shall not apply to the ACP J/V Transaction so long as the Borrower, directly or indirectly through Wholly Owned Subsidiaries, (1) owns at least 70% of the outstanding Equity Interest of the ACP J/V and (2) has the exclusive right to encumber, sell, transfer, assign or otherwise dispose of all or any portion of the assets owned by the ACP J/V and to dissolve or otherwise terminate the ACP J/V at any time.

     (g) Aggregate Occupancy Rates. The Borrower shall not permit the weighted average aggregate Occupancy Rate (weighted on the basis of aggregate square footage) of all Stabilized Properties that are Collateral Properties to be less than or equal to 75.0% at any time.

Section 10.2. Restricted Payments.

     The Borrower shall not, and shall not permit any of its Subsidiaries to, declare or make any Restricted Payment; provided, however, that the Borrower and any Subsidiary may declare and make the following Restricted Payments so long as no Default or Event of Default would result therefrom:

     (a) CRT may declare or make cash distributions to its shareholders during the period of four consecutive fiscal quarters most recently ending in an aggregate amount not to exceed the greater of: (i) 95.0% of Funds From Operations for such period; and (ii) 100% of CRT’s REIT taxable income (as determined in accordance with the Internal Revenue Code); provided, however, that distributions limited by this Section 10.2.(a) shall not include distributions to holders of Preferred Stock, to the extent that such distributions have been deducted from Funds From Operations and CRT’s REIT taxable income, respectively, for such period;

     (b) CRT may make cash distributions to its shareholders of capital gains resulting from gains from certain asset sales to the extent necessary to avoid payment of taxes on such asset sales imposed under Sections 857(b)(3) and 4981 of the Internal Revenue Code; and

     (c) Subsidiaries and the Operating Partnership may pay Restricted Payments to a Borrower, any other Subsidiary or, in accordance with such Subsidiary’s or the Operating Partnership’s articles or certificate of incorporation or formation, certificate of partnership, by?laws, partnership agreement, operating agreement or other similar organizational documents, to the holders of Equity Interests in any such Subsidiary or the Operating Partnership.

Notwithstanding the foregoing, if a Default or Event of Default exists, (i) CRT may only declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for CRT to remain in compliance with Section 8.11., (ii) in the event CRT declares or makes cash distributions to its shareholders in accordance with clause (i) above, the Operating Partnership may declare or make cash distributions (A) to CRT in an aggregate amount not to exceed the amount permitted to be declared or made by CRT in accordance with clause (i) and (B) to the other holders of Equity Interests in the Operating Partnership, on a pro rata basis, and (iii) the Subsidiaries may make Restricted payments in accordance with the subsection (c) above.

Section 10.3. Indebtedness.

     The Borrower shall not, and shall not permit any Loan Party or any other Subsidiary to, incur, assume, or otherwise become obligated in respect of any Indebtedness after the Agreement Date if immediately prior to the assumption, incurring or becoming obligated in respect thereof, or immediately thereafter and after giving effect thereto, a Default or Event of Default is or would be in existence, including without limitation, a Default or Event of Default resulting from a violation of any of the covenants contained in Section 10.1.

Section 10.4. Negative Pledge.

     The Borrower shall not, and shall not permit any other Loan Party to, create, assume or suffer to exist any Lien on any Collateral Property or any of the other Collateral, now owned or hereafter acquired, except for Permitted Liens; provided, that Borrower shall have a period of thirty (30) days after receiving notice thereof to discharge, transfer to bond or otherwise remove from the Collateral Property any Lien not intentionally imposed by Borrower.

Section 10.5. Restrictions on Intercompany Transfers.

     The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary (other than an Excluded Subsidiary) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary’s capital stock or other equity interests owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary.

Section 10.6. Merger, Consolidation, Sales of Assets and Other Arrangements.

     The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any Substantial Amount of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; or (d) acquire a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person; provided, however, that:

          (i) any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor;

          (ii) any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

          (iii) CRT may sell, transfer or otherwise dispose of its assets to the Operating Partnership;

          (iv) any Loan Party and any other Subsidiary may, directly or indirectly, (A) acquire (whether by purchase, acquisition of Equity Interests of a Person, or as a result of a merger or consolidation) a Substantial Amount of the assets of, or make an Investment of a Substantial Amount in, any other Person, (B) merge with or into any other Person, (C) sell, lease, transfer or otherwise dispose of, whether by one or a series of transactions, a Substantial Amount of its business or assets (including capital stock or other securities of Subsidiaries) to any other Person and (D) liquidate, windup or dissolve itself (other than, with respect to this subclause (D), the Borrower or any Loan Party which owns a Collateral Property), so long as, in each case, (1) the Borrower shall have given the Agent and the Lenders at least 30 days prior written notice of such consolidation, merger, acquisition, Investment, sale, lease or other transfer; (2) immediately prior thereto, and immediately thereafter and after giving effect thereto, no Default or Event of Default is or would be in existence; (3) in the case of a consolidation or merger involving a Loan Party which owns a Collateral Property, such Loan Party shall be the survivor thereof and (4) at the time the Borrower gives notice pursuant to clause (1) of this subsection, the Borrower shall have delivered to the Agent and the Lenders a Compliance Certificate, calculated on a pro forma basis, evidencing the continued compliance by the Loan Parties with the terms and conditions of this Agreement and the other Loan Documents, including without limitation, the financial covenants contained in Section 10.1., after giving effect to such consolidation, merger, acquisition, Investment, sale, lease or other transfer; and

          (v) the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

Further, no Loan Party nor any Subsidiary, shall enter into any sale?leaseback transactions or other transaction by which such Person shall remain liable as lessee (or the economic equivalent thereof) of any real or personal property that it has sold or leased to another Person; provided, that the foregoing prohibition will not include a reverse exchange acquisition under Section 1031 of the Internal Revenue Code which does not have a Material Adverse Effect and which would not otherwise be prohibited in this Agreement or any other Loan Document.

Section 10.7. Plans.

     The Borrower shall not, and shall not permit any Subsidiary to, permit any of its respective assets to become or be deemed to be “plan assets” within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 10.8. Fiscal Year.

     The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 10.9. Modifications of Organizational Documents and Material Contracts.

     The Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by?laws, partnership agreement, operating agreement or other similar organizational documents without the prior written consent of the Requisite Lenders unless such amendment, supplement, restatement or other modification could not reasonably be expected to have a Material Adverse Effect. The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, enter into any amendment or modification to any Material Contract that could reasonably be expected to have a Material Adverse Effect or default in the performance of any obligations of any Loan Party or other Subsidiary in any Material Contract or permit any Material Contract to be canceled or terminated prior to its stated maturity.

Section 10.10. Property Management Agreements and Major Leases.

     The Borrower shall not, and shall not permit any Subsidiary or other Loan Party to, (a) materially amend, supplement or modify any Major Lease or Property Management Agreement relating to a Collateral Property, (b) forgive any rent payment, or any portion of a rent payment, owed to the Borrower or any other Loan Party by a Major Tenant, (c) terminate, cancel or assign any Major Lease or Property Management Agreement relating to a Collateral Property, or (d)

permit to exist any condition which would result in the termination or cancellation of, or which would relieve the performance of any material obligations of any Major Tenant, each without the prior written consent of the Agent.

Section 10.11. Transactions with Affiliates.

     The Borrower shall not permit to exist or enter into, and will not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or with any director, officer or employee of any Loan Party, except (a) as set forth on Schedule 7.1.(r) or (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate. Notwithstanding the forgoing, no payments may be made with respect to any items set forth on such Schedule upon the occurrence and during the continuation of a Default or Event of Default.

ARTICLE XI. DEFAULT

Section 11.1. Events of Default.

     Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

     (a) Default in Payment. The Borrower shall fail to pay (i) the principal of any Loan or any Reimbursement Obligation when due (whether upon demand, at maturity, by reason of acceleration or otherwise), or (ii) any interest on any Loan or other Obligation, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, solely in the case of this clause (ii), within 10 Business Days of the due date thereof.

     (b) Default in Performance.

          (i) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.4.(k) or Article X.; or

          (ii) Any Loan Party shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 calendar days (or, if such failure is not reasonably capable of being remedied within such 30 day period, such additional period of time as may be required in order to remedy such condition or breach, not to exceed 60 days) after the earlier of (x) the date upon which any Loan Party obtains knowledge of such failure or

(y) the date upon which the Borrower has received written notice of such failure from the Agent;

     (c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party under this Agreement or under any other Loan Document, or any amendment hereto or thereto, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party to the Agent or any Lender, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

     (d) Indebtedness Cross?Default.

          (i) Any Loan Party shall fail to pay when due and payable the principal of, or interest on, any Indebtedness (other than the Loans) having an aggregate outstanding principal amount of $10,000,000 or more (or $25,000,000 or more in the case of Nonrecourse Indebtedness) (“Material Indebtedness”) and in any such case such failure shall continue beyond any applicable notice and cure periods; or

          (ii) (x) The maturity of any Material Indebtedness shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Material Indebtedness or (y) any Material Indebtedness shall have been required to be prepaid or repurchased prior to the stated maturity thereof; or

          (iii) Any other event shall have occurred and be continuing which, with or without the passage of time, the giving of notice, or otherwise, would permit any holder or holders of any Material Indebtedness, any trustee or agent acting on behalf of such holder or holders or any other Person, to accelerate the maturity of any Material Indebtedness or require any Material Indebtedness to be prepaid or repurchased prior to its stated maturity.

     (e) Voluntary Bankruptcy Proceeding. The Borrower, any other Loan Party or any other Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding?up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection (f); (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate or partnership action for the purpose of effecting any of the foregoing.

     (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower, any other Loan Party or any other Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding?up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or (ii) such case or proceeding shall continue undismissed or unstayed for a period of 60 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

     (g) Revocation of Loan Documents. Any Loan Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

     (h) Judgment. A judgment or order for the payment of money shall be entered against the Borrower, any other Loan Party or any other Subsidiary, by any court or other tribunal and (i) such judgment or order shall continue for a period of 30 days without being paid stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier (or the amount as to which the insurer has denied liability) exceeds, individually or together with all other such judgments or orders entered against the Borrower, the other Loan Parties and the other Subsidiaries, $10,000,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

     (i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of the Borrower, any other Loan Party or any other Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $10,000,000 in amount and such warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 30 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party.

     (j) ERISA . Any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material

Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000.

     (k) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

     (l) Change of Control/Change in Management.

          (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person will be deemed to have “beneficial ownership” of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 15% of the total voting power of the then outstanding voting stock of CRT (for purposes of this subsection the outstanding voting stock of CRT shall include any voting stock of the Operating Partnership that is convertible into, or exchangeable for, shares of voting stock of CRT);

          (ii) During any period of 12 consecutive months ending after the Agreement Date, individuals who at the beginning of any such 12?month period constituted the Board of Directors of the Borrower (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;

          (iii) If Thomas Crocker ceases for any reason to be principally involved in the senior management of CRT, and CRT shall have failed to replace the resulting vacancy in senior management with an individual reasonably acceptable to the Requisite Lenders within a period of 60 days; or

          (iv) CRT ceases either to be the sole general partner or to own 100% of the outstanding Equity Interest of the sole general partner of the Operating Partnership;

     (m) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries taken as a whole and only if any such event or circumstance could reasonably be expected to have a Material Adverse Effect.

     (n) Failure of Security. The Agent shall cease to have a valid and perfected first priority security interest in the Collateral, in each case, for any reason other than the failure of the Agent to take any action within its control.

     (o) Material Adverse Effect. There shall occur any event that has or is reasonably likely to have a Material Adverse Effect.

Section 11.2. Remedies Upon Event of Default.

     Upon the occurrence of an Event of Default the following provisions shall apply:

     (a) Acceleration; Termination of Facilities.

          (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 11.1.(e) or 11.1.(f), (1)(A) the principal of, and all accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the Swingline Commitment, the obligation of the Lenders to make Loans hereunder, and the obligation of the Agent to issue Letters of Credit hereunder, shall all immediately and automatically terminate.

          (ii) Optional. If any other Event of Default shall exist, the Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Loans and the Notes at the time outstanding, (B) an amount equal to the Stated Amount of all Letters of Credit outstanding as of the date of the occurrence of such Event of Default and (C) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Loans hereunder and the obligation of the Agent to issue Letters of Credit hereunder. If the Agent has exercised any of the rights provided under the preceding sentence, the Swingline Lender shall: (x) declare the principal of, and accrued interest on, the Swingline Loans and the Swingline Notes at the time outstanding, and all of the other Obligations owing to the Swingline Lender, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower and (y) terminate the Swingline Commitment and the obligation of the Swingline Lender to make Swingline Loans.

     (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

     (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

     (d) Appointment of Receiver. To the extent permitted by Applicable Law, the Agent and the Lenders shall be entitled to the appointment of a receiver for the assets and properties of the Borrower and its Subsidiaries, without notice of any kind whatsoever and without regard to the adequacy of any security for the Obligations or the solvency of any party bound for its payment, to take possession of all or any portion of the Collateral and/or the business operations of the Borrower and its Subsidiaries and to exercise such power as the court shall confer upon such receiver.

     (e) Enforcement of Remedies. Notwithstanding the foregoing, with respect to an Event of Default occurring under Section 11.1.(b)(i) solely as a result of the Borrower’s failure to perform or observe the covenants contained in Section 10.1., the Lenders may not exercise their remedies set forth in the immediately preceding subsections (a) through (d) until the date which is 30 days following the date on which such Event of Default occurred.

Section 11.3. Remedies Upon Default.

     Upon the occurrence of a Default specified in Sections 11.1.(e) or 11.1.(f), the Commitments shall immediately and automatically terminate.

Section 11.4. Marshaling; Payments Set Aside.

     Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender, or the Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 11.5. Allocation of Proceeds.

     If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority:

          (a) amounts due to the Agent and the Lenders in respect of Fees and expenses due under Section 13.2.;

          (b) amounts due to the Agent and the Lenders in respect of Protective Advances;

          (c) payments of interest on Swingline Loans;

          (d) payments of interest on all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

          (e) payment of principal on Swingline Loans;

          (f) payments of principal of all other Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

          (g) amounts to be deposited into the Letter of Credit Collateral Account in respect of Letters of Credit;

          (h) amounts due to the Agent and the Lenders pursuant to Sections 12.8. and 13.9.;

          (i) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

          (j) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 11.6. Letter of Credit Collateral Account.

     (a) As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations, the Borrower hereby pledges and grants to the Agent, for the benefit of the Agent and the Lenders as provided herein, a security interest in all of its right, title and interest in and to the Letter of Credit Collateral Account and the balances from time to time in the Letter of Credit Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Letter of Credit Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Letter of Credit Collateral Account shall be subject to withdrawal only as provided in this Section.

     (b) Amounts on deposit in the Letter of Credit Collateral Account shall be invested and reinvested by the Agent in such cash equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent, for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Letter of Credit Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Letter of Credit Collateral Account.

           (c) If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Borrower and the Lenders authorize the Agent to use the monies deposited in the Letter of Credit Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

           (d) If an Event of Default exists, the Requisite Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any investments contained in the Letter of Credit Collateral Account and apply proceeds thereof and any other funds then on deposit in the Letter of Credit Collateral Account to the Obligations in accordance with Section 11.5.

           (e) So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Letter of Credit Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing, the Agent shall, from time to time, at the request of the Borrower, deliver to the Borrower within 10 Business Days after the Agent’s receipt of such request from the Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Letter of Credit Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.

           (f) The Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Letter of Credit Collateral Account and investments of funds therein.

Section 11.7. Rescission of Acceleration by Requisite Lenders.

          If at any time after acceleration of the maturity of the Loans and the other Obligations, the Borrower shall pay all arrears of interest and all payments on account of principal of the Obligations which shall have become due other than by acceleration (with interest on principal and, to the extent permitted by Applicable Law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Obligations due and payable solely by virtue of acceleration) shall become remedied or waived to the satisfaction of the Requisite Lenders, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences. The provisions of the preceding sentence are intended merely to bind all of the Lenders to a decision which may be made at the election of the Requisite Lenders, and are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are satisfied.

Section 11.8. Performance by Agent.

           If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Post-Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 11.9. Rights Cumulative.

           The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

Article XII. The Agent

Section 12.1. Appointment and Authorization.

           Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “agent” and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Borrower, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed the Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 12.2. Wells Fargo as Lender.

           Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 12.3. Collateral Matters; Protective Advances.

           (a) Each Lender hereby authorizes the Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to any of the Loan Documents.

           (b) The Lenders hereby authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Commitments and indefeasible payment and satisfaction in full of all of the Obligations or (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document.

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section.

           (c) Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least 5 Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower or any other Loan Party in respect of) all interests retained by the Borrower or any other Loan Party, including (without limitation) the proceeds of such sale or transfer, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

           (d) The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by the Borrower, any other Loan Party or any other Subsidiary or is cared for, protected or insured or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

           (e) The Agent may make, and shall be reimbursed by the Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by the Borrower for, Protective Advances during any one calendar year with respect to each Property that is Collateral up to the sum of (i) amounts expended to pay real estate taxes, assessments and governmental charges or levies imposed upon such Property; (ii) amounts expended to pay insurance premiums for policies of insurance related to such Property; and (iii) $500,000. Protective Advances in excess of said sum during any calendar year for any Property that is Collateral shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.

Section 12.4. Post-Foreclosure Plans.

           If all or any portion of the Collateral is acquired by the Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Obligations, the title to any such Collateral, or any portion thereof, shall be held in the name of the Agent or a nominee or Subsidiary of the Agent, as agent, for the ratable benefit of all Lenders. The Agent shall prepare a recommended course of action for such Collateral (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Collateral acquired, and shall administer all transactions relating thereto, including, without limitation, employing a management agent, leasing agent and other agents, contractors and employees, including agents for the sale of such Collateral, and the collecting of rents and other sums from such Collateral and paying the expenses of such Collateral. Actions taken by the Agent with respect to the Collateral, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its share (based on its Pro Rata Share) of all reasonable costs and expenses incurred by the Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of such Collateral. In addition, the Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for such Collateral, and each Lender shall promptly contribute its Pro Rata Share of any operating loss for such Collateral, and such other expenses and operating reserves as the Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from such Collateral, the Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to any Collateral is obtained by the Agent or its nominee, such Collateral will not be held as a permanent investment but will be liquidated as soon as practicable. The Agent shall undertake to sell such Collateral, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of such Collateral in accordance with the immediately preceding sentence shall name the Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, the Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article insofar as the same is appropriate or applicable.

Section 12.5. Approvals of Lenders.

           All communications from the Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a reasonable written explanation of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 12.6. Notice of Defaults.

           The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a “notice of default”. Further, if the Agent receives such a “notice of default,” the Agent shall give prompt notice thereof to the Lenders.

Section 12.7. Agent’s Reliance

           Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of the Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 12.8. Indemnification of Agent.

           Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation, if any, of the Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation, if any, of the Borrower to do so) promptly upon demand for its ratable share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any “lender liability” suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 12.9. Lender Credit Decision, Etc.

           Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 12.10. Successor Agent.

           The Agent may resign at any time as Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower. The Agent may be removed as Agent under the Loan Documents for gross negligence or willful misconduct by all Lenders (other than the Lender then acting as Agent) upon 30-day’s prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its affiliates as a successor Agent). If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent’s giving of notice of resignation or the Lenders’ removal of the current Agent, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent’s resignation or removal hereunder as Agent, the provisions of this Article shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice; provided, that Agent will bear any expenses incurred by Borrower or any other Loan Party in connection with such assignment.

Section 12.11. Titled Agents.

           Each of the Documentation Agents and the Sole Lead Arranger (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Article XIII. Miscellaneous

Section 13.1. Notices.

           Unless otherwise provided herein, communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

           If to the Borrower:

CRT Properties, Inc.
225 NE Mizner Boulevard, Suite 200
Boca Raton, Florida 33432
Attention: William J. Wedge, Esq.
Telecopy Number: (561) 394-7712
Telephone Number: (561) 395-9666

           With a copy to:

White & Case LLP
Wachovia Financial Center, Suite 4900
200 South Biscayne Boulevard
Miami, Florida 33131
Attention: H. William Walker, Esq.
Telecopy Number: (305) 358-5744
Telephone Number: (305) 371-2700

           If to the Agent or a Lender:

To such Lender’s address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Assumption Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, when transmitted; or (iii) if hand delivered, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Articles II., III. and IX. shall be effective only when actually received. Any notice to the Borrower received by any individual designated by the Borrower to receive such notice shall be effective notwithstanding the fact that any other individual designated by the Borrower to receive a copy of such notice did not receive such copy. Neither the Agent nor any Lender shall incur any liability to the Borrower (nor shall the Agent incur any liability to the Lenders) for acting upon any telephonic notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder.

Section 13.2. Expenses.

           The Borrower agrees (a) to pay or reimburse the Agent for all of its reasonable out-of-pocket costs and reasonable expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent incurred with respect to any action undertaken by such counsel as a result of any request made by the Borrower of the Agent relating to such amendment, supplement or modification to the Loan Documents and all costs and expenses of the Agent in connection with the review of Properties for inclusion in calculations of the Borrowing Base and the Agent’s other activities under Article IV., including the cost of all Appraisals and the reasonable fees and disbursements of counsel to the Agent relating to all such activities, (b) to pay or reimburse the Agent and the Lenders for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of their respective counsel (including the allocated fees and expenses of in-house counsel) and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document and (d) to the extent not already covered by any of the preceding subsections, to pay the fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 11.1.(e) or 11.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Borrower or any other Loan Party, whether proposed by the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 13.3. Setoff.

           Subject to Section 3.3. and in addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, the Agent, each Lender and each Participant is hereby authorized by the Borrower, at any time or from time to time while an Event of Default exists, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, but in the case of a Lender or a Participant subject to receipt of the prior written consent of the Agent exercised in its sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Agent, such Lender or any affiliate of the Agent or such Lender, to or for the credit or the account of the Borrower against and on account of any of the Obligations, irrespective of whether or not any or all of the Loans and all other Obligations have been declared to be, or have otherwise become, due and payable as permitted by Section 11.2., and although such obligations shall be contingent or unmatured.

Section 13.4. Litigation; Jurisdiction; Other Matters; Waivers.

           (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT AND THE BORROWER HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE RELATING IN ANY WAY TO ANY OF THE LOAN DOCUMENTS.

           (b) EACH OF THE BORROWER, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN ATLANTA, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE AGENT OR

ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE LOANS AND LETTERS OF CREDIT, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL (OTHER THAN ACTIONS TO ENFORCE ANY SECURITY DEED WHICH ARE REQUIRED TO BE BROUGHT IN THE JURISDICTION IN WHICH THE COLLATERAL PROPERTY IS LOCATED). THE BORROWER AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS ISSUED THEREIN, AND AGREES THAT SERVICE OF SUCH SUMMONS AND COMPLAINT, OR OTHER PROCESS OR PAPERS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO THE BORROWER AT ITS ADDRESS FOR NOTICES PROVIDED FOR HEREIN. SHOULD THE BORROWER FAIL TO APPEAR OR ANSWER ANY SUMMONS, COMPLAINT, PROCESS OR PAPERS SO SERVED WITHIN THIRTY DAYS AFTER THE MAILING THEREOF, THE BORROWER SHALL BE DEEMED IN DEFAULT AND AN ORDER AND/OR JUDGMENT MAY BE ENTERED AGAINST IT AS DEMANDED OR PRAYED FOR IN SUCH SUMMONS, COMPLAINT, PROCESS OR PAPERS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

           (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE LOANS AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS, THE TERMINATION OR EXPIRATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT.

Section 13.5. Successors and Assigns.

           (a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

           (b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 13.3., no Participant shall have any rights or benefits under this Agreement or any other

Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Commitment, (ii) extend the date fixed for the payment of principal on the Loans or portions thereof owing to such Lender beyond that permitted by Section 2.13., (iii) reduce the rate at which interest is payable thereon or (iv) a release of all or substantially all of the Collateral. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

           (c) Assignments. Any Lender may with the prior written consent of the Agent and the Borrower (which consent in each case, shall not be unreasonably withheld) at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default under Section 11.1(a) or any Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000, and (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.

           (d) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of the Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No 10, as amended from time to time. No such pledge or assignment shall release the assigning Lender from its obligations hereunder.

           (e) Information to Assignee, Etc. A Lender may furnish any information concerning the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

Section 13.6. Amendments and Waivers.

           (a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be amended, (iii) the performance or observance by the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be waived, and (iv) the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Notwithstanding the previous sentence, the Agent, shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.8., up to a maximum of 3 times per calendar year.

           (b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of all of the Lenders), do any of the following:

      (i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section 13.5.) or subject the Lenders to any additional obligations except for any increases contemplated under Section 2.16.;

      (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Loans or other Obligations;

      (iii) reduce the amount of any Fees payable to the Lenders hereunder;

      (iv) postpone any fixed for any payment of principal of, or interest on, any Loans or for the payment of Fees or any other Obligations, or extend the expiration date of any Letter of Credit beyond the Termination Date or otherwise change the Termination Date other than in accordance with Section 2.13.;

      (v) change the Pro Rata Shares (excluding any change as a result of an assignment of Commitments permitted under Section 13.5. or an increase of Commitments effected pursuant to Section 2.16.;);

      (vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

      (vii) modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

      (viii) release any Guarantor from its obligations under the Guaranty except as contemplated under Section 8.13.(d);

      (ix) waive a Default or Event of Default under Section 11.1.(a);

      (x) amend, or waive the Borrower’s compliance with Section 2.7.(b);

      (xi) amend or waive the Borrower’s compliance with Section 10.4.;

      (xii) release or dispose of any Collateral Property unless released or disposed of as permitted by, and in accordance with, Section 4.2.;

      (xiii) amend, or waive a Loan Party’s compliance with Section 10.1.(a); or

      (xiv) modify the definitions of the terms “Total Liabilities”, “Gross Asset Value”, “Operating Property Value”, “Borrowing Base” (or the definitions used in such definitions or the percentages or rates used in the calculation thereof).

          (c) Amendment of Agent’s Duties, Etc. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents. Any amendment, waiver or consent relating to Section 2.3. or the obligations of the Swingline Lender under this Agreement or any other Loan Document shall, in addition to the Lenders required hereinabove to take such action, require the written consent of the Swingline Lender. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 13.7. Nonliability of Agent and Lenders.

           The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 13.8. Confidentiality.

           Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 13.9. Indemnification.

           (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, shareholders, agents, employees and counsel (each referred to herein as an “Indemnified Party”) from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.11. or 5.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an “Indemnity Proceeding”)

which is in any way related directly or indirectly to: (i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Loans or issuance of Letters of Credit hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Loans or Letters of Credit; (iv) the Agent’s or any Lender’s entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any Collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

          (b) The Borrower’s indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

          (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

          (d) All out-of-pocket fees and expenses of, and all amounts paid to third-persons by, an Indemnified Party shall be advanced by the Borrower at the request of such Indemnified Party notwithstanding any claim or assertion by the Borrower that such Indemnified Party is not entitled to indemnification hereunder upon receipt of an undertaking by such Indemnified Party that such Indemnified Party will reimburse the Borrower if it is actually and finally determined by a court of competent jurisdiction that such Indemnified Party is not so entitled to indemnification hereunder.

          (e) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all reasonable costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to defend, indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

          (f) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

          (g) The Borrower’s obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 13.10. Termination; Survival.

           At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Loans and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.11., 5.1., 5.4., 12.8., 13.2. and 13.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 13.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement.

Section 13.11. Severability of Provisions.

           Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 13.12. GOVERNING LAW.

           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 13.13. Counterparts.

           This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 13.14. Obligations with Respect to Loan Parties.

           The obligations of the Borrower to direct or prohibit the taking of certain actions by the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control such Loan Parties.

Section 13.15. Independence of Covenants.

           All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 13.16. Limitation of Liability.

           Neither the Agent nor any Lender, nor any affiliate, officer, director, employee, attorney, or agent of the Agent or any Lender shall have any liability with respect to, and the Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or any of the other Loan Documents. The Borrower hereby waives, releases, and agrees not to sue the Agent or any Lender or any of the Agent’s or any Lender’s affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Agreement or any of the other Loan Documents, or any of the transactions contemplated by this Agreement or financed hereby.

Section 13.17. Entire Agreement.

           This Agreement, the Notes, the Security Documents and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 13.18. Construction.

           The Agent, the Borrower and each Lender acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Borrower and each Lender.

Section 13.19. Patriot Act Notification.

          Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Act (Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act. The Borrower agrees to cooperate with each Lender and provide true, accurate and complete information to such Lender in response to any such request.

[Signatures on Following Pages]

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

BORROWER:

CRT PROPERTIES, INC.

By:
Name: Christopher L. Becker
Title: Senior Vice President

CRTP OP LP

By:	CRTP GP, LLC, its sole general partner

	By:	CRT Properties, Inc., its sole member

	By:	/s/ Christopher L. Becker

Name: Christopher L. Becker
Title: Senior Vice President

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
August 24, 2004 with CRT Properties, Inc.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Swingline Lender and as a Lender

By:
Name:
Title:

Commitment Amount:

$75,000,000.00

Lending Office (all Types of Loans) and
Address for Notices:

Wells Fargo Real Estate Group
Suite 1450 (N2732-140)
401 East Jackson Street
Tampa, Florida 33602
Attn: Ed Poole
Telecopier: (813) 202-7201
Telephone: (813) 202-7205

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
August 24, 2004 with CRT Properties, Inc.

COMMERZBANK AG NEW YORK AND
GRAND CAYMAN BRANCHES

By:	/s/ Douglas Traynor
Name: Douglas Traynor
Title: Senior Vice President

By:	/s/ Ralph C. Marra
Name: Ralph C. Marra
Title: Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans) and
Address for Notices:

2 World Financial Center
New York, NY 10281-1050
Attn: Ralph C. Marra, Vice President
Telecopier: (212) 266-7565
Telephone: (212) 266-7761

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
August 24, 2004 with CRT Properties, Inc.

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Andrew White
Name: Andrew White
Title: Assistant Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans) and
Address for Notices:

249 Fifth Avenue
One PNC Plaza 19th Floor
Real Estate Finance Department
Pittsburgh, PA 15222
Mailstop P1-POPP-19-2
Attn: Victoria Dixon
Telecopier: (412) 768-3930
Telephone: (412) 762-2276

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
August 24, 2004 with CRT Properties, Inc.

UNION BANK OF CALIFORNIA N.A.

By:	/s/ David Murphy
Name: David Murphy
Title: Senior Vice President

Commitment Amount:

$25,000,000.00

Lending Office (all Types of Loans) and
Address for Notices:

18300 Von Karman Avenue
Irvine, CA 92612
Attn: Amelida Carreno
Telecopier: (949) 533-7123
Telephone: (949) 553-2568

[Signatures Continued on Next Page]

Signature Page to Credit Agreement dated as of
August 24, 2004 with CRT Properties, Inc.

COMPASS BANK, an Alabama Banking Corporation

By:	/s/ Jo Paley
Name: Jo Paley
Title: Senior Vice President

Commitment Amount:

$15,000,000.00

Lending Office (all Types of Loans) and
Address for Notices:

15 South 20th Street, 15th Floor
Birmingham, AL 35233
Attn: Rosie Fletcher
Telecopier: (205) 297-7994
Telephone: (205) 297-3282